Exhibit 10.1
EXECUTION VERSION

Dated 17th JULY 2015
BEN SHERMAN UK ACQUISITION LIMITED and OXFORD INDUSTRIES, INC
AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF BEN SHERMAN LIMITED AND 100% OF THE LIMITED LIABILITY COMPANY INTERESTS IN BEN SHERMAN CLOTHING LLC

Contents
Clause        Page
1Definitions and interpretation    1
2Agreement to sell the Sale Shares    11
3Consideration    12
4Completion Accounts and adjustments    13
5Completion    13
6Seller Warranties    13
7Buyer's Warranties    14
8Non-solicit, use of name and separation matters    14
9Post-Completion matters    16
10Continuing effect of this Agreement    19
11Announcements or circulars    19
12Confidential information    19
13Releases and waivers    20
14Entire agreement    20
15Alterations    21
16Severability and set-off    21
17Counterparts    22
18Payment of costs    22
19Successors and assigns    22
20Contracts (Rights of Third Parties) Act 1999    23
21Notices    23
22Applicable law and submission to jurisdiction    24

Schedule 1 Information about the Group25
Schedule 2 Seller Warranties29
Schedule 3 Buyer Warranties48
Schedule 4 Completion obligations49
Schedule 5 Provisions for the protection of the Seller52
Schedule 6 Preparation of Completion Accounts57
Schedule 7 Senior Employees62
Schedule 8 Seller Group Guarantees63
Schedule 9 Valuation Procedures for Tax Allocation64
Schedule 10 Escrow Provisions65
Schedule 11 Bonus Payments67
Schedule 12 Excluded Documents68

Schedule 13 Miscellaneous Provisions74

Agreed form documents:
Assignment and assumption agreement (Boston Lease)
Assignment and assumption agreement (Eclipse)
Assignment and assumption agreement in respect of the US Sale Shares (Schedule 4)
Bill of sale (San Francisco FF&E)
Disclosure Letter (Schedule 4)
Data Room Index
Deed of Intra-Group Payable Debt Transfer, Acknowledgment and Waiver (Schedule 4)
Escrow Agreement
Voting power of attorney for the Designated Seller (Schedule 4)
Deed of Release (Schedule 4)
Director’s and secretary’s resignation letter(s) (Schedule 4)
Releases of security (Schedule 4)
Taxation Deed (Schedule 4)
Transitional Services Agreement (Schedule 4)
Excel spreadsheet (Schedule 11)
Equity bridge schedule
FIRPTA Certificate
Side letter

THIS AGREEMENT is made on 17th July 2015 between:

(1)
BEN SHERMAN UK ACQUISITION LIMITED, a company incorporated and existing under the laws of England and Wales with registered number 9312812 whose registered office is at 3rd Floor, 13 Hanover Square, London W1S 1HN (the Buyer); and

(2)
OXFORD INDUSTRIES, INC, registered in the United States of America, incorporated under the laws of the State of Georgia and whose principal office is at 999 Peachtree Street NE, Suite 688, Atlanta, Georgia 30309 (the Seller).

1	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires:
Accounts Date means 31 January 2014
Actual Cash means Cash as at close of business on the last Business Day prior to the Completion Date as shown in the Completion Accounts (and, for the avoidance of doubt, taking into account any adjustments referred to in Part A of Schedule 6)
Actual External Debt means External Debt as at close of business on the last Business Day prior to the Completion Date as shown in the Completion Accounts (and, for the avoidance of doubt, taking into account any adjustments referred to in Part A of Schedule 6)
Actual Net Debt Amount means an amount equal to the sum of the Actual External Debt minus Actual Cash, as shown in the Completion Accounts as agreed or determined in accordance with Schedule 6
Actual Working Capital Amount means the amount specified in the Working Capital Statement as being the “Actual Working Capital Amount” as at close of business on the last Business Day prior to the Completion Date as shown in the Completion Accounts (and, for the avoidance of doubt, taking into account any adjustments referred to in Part A of Schedule 6)
Agreed Data Room Sections means all documents and information contained in the Data Room other than the Excluded Documents
Announcement has the meaning given to it in clause 11.1
Anti-Bribery Laws means any applicable law, rule, regulation or other legally binding measure relating to the prevention of bribery, corruption, fraud or similar or related activities in any country, including the Bribery Act 2010 of the United Kingdom and the Foreign Corrupt Practices Act 1977 of the United States of America
Authorities has the meaning given to such term in paragraph 4.4 of Schedule 2
Barclays Debt means the aggregate sum outstanding to Barclays Bank PLC in respect of the arrangements and facilities detailed in section 2.1 of the Data Room as confirmed by Barclays Bank PLC
Barclays Debt Amount means the amount of the Barclays Debt to be repaid at Completion in respect of the Overdraft Facility
Ben Sherman Clothing means the limited liability company by the name of Ben Sherman Clothing LLC, further details of which are set out in Part A of Schedule 1
Ben Sherman Limited means the private limited company by the name of Ben Sherman Limited, further details of which are set out in Part A of Schedule 1
Ben Sherman Limited Debenture means a debenture granted by Ben Sherman Limited for the benefit of Barclays Bank PLC dated 27 July 2007
Books and Records means all books, files, copies of contracts, registers, documents, literature, correspondence, papers and records required by law to be kept by the Target Group relating to the period prior to Completion, whether such items are original documents, recorded in computerised form or otherwise
Business Day means a day (other than a Saturday or Sunday) on which clearing banks are ordinarily open for a full range of normal banking business in London, United Kingdom, New York and Atlanta, Georgia
Business Information means all information (in whatever form held) which:

(a)	exclusively relates to the operation, management or administration of the Target Group Business or the Retained Business (as the case may be);

(a)	exclusively relates to the sales or marketing of any of the services provided by the Target Group Business or the Retained Business (as the case may be); and

(b)	exclusively relates to the accounting and tax records of the Target Group Business or the Retained Business (as the case may be)
Buyer's Accountants means such firm of accountants nominated by the Buyer
Buyer’s Group means the Buyer, any Related Undertaking of the Buyer and, for the avoidance of doubt, the Target Group after Completion, and Buyer Group Company means any of them
Buyer's Warranties means the warranties set out in Schedule 3 to be given by the Buyer to the Seller and Buyer's Warranty means any of them
Capital Stock means any and all equity, securities, shares, interests (including limited liability company interests or other membership interests), participations or other equivalents (however designated) of capital stock, and any and all warrants, options or rights to purchase any of the foregoing
Cash means all cash held by the Target Group, whether in hand or on deposit with or credited to any bank, including all uncleared receipts, lodgements, direct debits and any unpresented cheques received and posted as a reduction to “Accounts Receivable” by the Target Group at or prior to Completion but deducting any uncleared cheques, direct debits, standing orders or equivalent payments written and posted to “Accounts Payable” by the Target Group at or prior to Completion
CA 2006 means the Companies Act 2006
Claim means a claim by the Buyer under or in connection with this Agreement;
Code means the U.S. Internal Revenue Code of 1986, as amended
Companies means each of Ben Sherman Clothing and Ben Sherman Limited, and Company means either of them
Company IPR means the Intellectual Property Rights of which a Target Group Company is the sole legal and beneficial owner (including all Registered Company IPR)
Competition Authority means any relevant government, governmental, national, supranational, competition or anti-trust body or other authority, in any jurisdiction, which is responsible for applying merger control, or other competition or anti-trust legislation in such jurisdictions and, for the avoidance of doubt, includes the notion of "competent authority" as that term is used in the EU Merger Regulation
Competition Law means the competition or antitrust laws which are, or have been, applicable in any jurisdiction in which the Target Group conducts business or where its activities may have an effect
Completion means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 5 and Schedule 4
Completion Accounts means the balance sheet of the Target Group as at close of business on the last Business Day prior to the Completion Date, prepared pursuant to the provisions of Schedule 6
Completion Accounts Release Date means the Business Day which is 5 Business Days following the date on which the Completion Accounts are agreed or otherwise determined pursuant to the provisions of Schedule 6
Completion Date means the date of this Agreement
Completion Working Capital Adjustment Amount means £(800,951), being a negative amount equal to (a) the Estimated Working Capital Amount, less (b) the Target Working Capital Amount
Confidential Information means all and any information which is not in the public domain and which related to the business, trading or financial or other affairs of the Target Group and the Target Group Business (including information relating to the products or services, processes and operations of any Target Group Company, its customer and supplier lists, price lists, contractual arrangements, market opportunities, plans and intentions, developments, data, results, inventions (whether patentable or not), know-how, show-how, trade secrets, forecasts, analyses, evaluations, research methodologies, technical or business information, personnel information and other matters concerning the business, trading or financial or other affairs of, or relating to, any Target Group Company or its customers and other persons having dealing with it), in each case which would be regarded as confidential by a reasonable business person or is clearly or is reasonably likely to be confidential from its nature, whether such information is oral, in writing, electronic or other form, whether tangible or otherwise and all and any information which has been or may be derived or obtained from any such information
Counting Service means RGIS, being a professional third party inventory service provider appointed by the Buyer (or such other professional third party inventory provider agreed between the parties)

Data Protection Laws means all applicable laws relating to the processing of personal data and privacy in the jurisdictions in which any Target Group Company operates or operated (including (where applicable) the Data Protection Act 1998, the EU Data Protection Directive (95/46/EC), the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000, the Electronic Communications Data Protection Directive (2002/58/EC) and the Privacy and Electronic Communications (EC Directive) Regulations 2003, all as amended from time to time), and (where applicable) the guidance and codes of practice issued by any data protection authorities or regulatory body

Data Room means the folder labelled "Wildcat Round 2" of the on-line data room operated by Merrill Corporation under the identifier "Wildcat VDR"
Data Room Index means the agreed form index detailing the contents of the Data Room
Deed of Intra-Group Payable Debt Transfer, Acknowledgment and Waiver means a duly executed deed in the agreed form entered into between the Seller and the Buyer on the date hereof
Deed of Release means duly executed releases in the agreed form in respect of the Barclays Debt from any fixed charges (including mortgages and debentures) over any of the Sale Shares, any of the issued shares in the capital of any Target Group Company, any of the assets or undertaking of any Target Group Company, including the Ben Sherman Limited Debenture, and any Guarantee given by the Seller’s Group
Designated Seller means Oxford Industries (UK3) Limited
Domain Names means the domain names listed in section 5.3 of the Data Room
Disclosed means any fact, matter, event or circumstance disclosed in the Disclosure Letter where such fact, matter, event or circumstance (as the case may be) is fairly disclosed in such a manner as to enable a reasonable buyer to identify the nature and scope of the matter concerned
Disclosure Letter means the letter of the same date as this Agreement from the Seller to the Buyer, together with all documents attached to it or listed in any schedule to it
Divisional Packs means the divisional packs contained in sections 11.2.2 to 11.2.10 of the Data Room
Encumbrance means any mortgage, charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect
Enterprise Value means £40,800,000
Environmental and Safety Requirements means whenever enacted or in effect, all applicable federal, state, local and foreign statutes or legally binding regulations and ordinances, all applicable judicial and administrative orders and determinations of governmental authorities of competent jurisdiction, all contractual obligations with a governmental authority of competent jurisdiction and any applicable common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon
ERISA means the United States Employee Retirement Income Security Act of 1974, as amended
ERISA Plans means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not any such plan is subject to the provisions of ERISA, and each other benefit plan, program, agreement or arrangement (including without limitation, any bonus, deferred or incentive compensation, profit sharing, severance or fringe benefit plans) established, maintained, sponsored, or contributed to (or required to be contributed to) by Ben Sherman Clothing, or with respect to which Ben Sherman Clothing has any liability or potential liability
Escrow Account means a separately designated (interest bearing) deposit account with National Westminster Bank plc in the sole name of the Escrow Agent
Escrow Agent means DLA Piper UK LLP of 3 Noble Street, London EC2V 7EE
Escrow Agreement means the letter of instruction from the Buyer to the Escrow Agent in relation to the Escrow Account in the agreed form
Escrow Sum means the Initial Escrow Sum and then, after payment of such sums into the Escrow Account, the amount held in the Escrow Account for the time being after the deduction of any bank charges, fees, costs and expenses debited to the Escrow Account, but excluding any sums credited for interest
Estimated Cash means £595,634, being the Seller’s estimate of the Actual Cash as at close of business on the last Business Day prior to the Completion Date, as prepared in accordance with clause 2.4
Estimated External Debt means £1,544,850, being the Seller’s estimate of the Actual External Debt as at close of business on the last Business Day prior to the Completion Date, as prepared in accordance with clause 2.4

Estimated Net Debt Amount means an amount equal to the Estimated External Debt minus the Estimated Cash
Estimated Working Capital Amount means £15,434,183, being the Seller’s estimate of the working capital as at close of business on the last Business Day prior to the Completion Date, as prepared in accordance with clause 2.4
Exchange Rate means with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into pounds sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Reuters as at the close of business in London as at such date
Excluded Documents means all documents and information in folders 10 (Insurance), 13 (Customs Matters), 14 (Transaction Documents), 15 (Brand Study), 16 (Management Presentation) and 17 (Information Memorandum) of the Data Room and the documents of the Data Room which are set out in Schedule 12
Existing Claims means any claims made by or on behalf of any Target Group Company under any Seller Group Policy before Completion that remain outstanding at Completion
External Debt means the Barclays Debt and (without duplication) any borrowings or indebtedness (including such borrowings or indebtedness that is contingent, unascertainable in quantum or disputed) in the nature of borrowing, any overdraft or other indebtedness for moneys borrowed or raised under any bond, note, bill of exchange or commercial paper (and interest thereon) of a Target Group Company incurred or taken out prior to Completion, but excluding the Intra-Group Payable Debt, the Intra-Group Trading Balances and the obligations under the Operating Lease Agreements
Final Purchase Price has the meaning given to it in clause 3.3
Fundamental General Warranties means the Seller Warranties set out in paragraphs 1 (The Sale Shares), 2 (Powers and obligations of the Seller), 3.3 and 3.4 (Constitution and Structure of Group) and 18 (Insolvency) of Part A of Schedule 2
Fundamental IP Warranties means the Seller Warranties set out in paragraphs 19.2 and 19.3 (Ownership of IPR), 20.3 and 20.4 (IPR Agreements) and 21 (Infringements) of Part A of Schedule 2
General Warranty Claim means a claim by the Buyer under the Seller Warranties (however excluding a Taxation Claim, a claim in respect of a breach of any Fundamental General Warranty or Fundamental IP Warranty or any Claims under the Taxation Deed)
Governmental or Regulatory Body means any governmental, quasi-governmental, regulatory or supervisory body of the Seller’s Group or the Buyer’s Group (as the context requires)
Guarantee means any guarantee, indemnity, suretyship, letter of comfort, letter of credit or security given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee
Hardware means the information, communication and computer technologies and services (including "software as a service") used by the Target Group excluding the Software holding company means a parent undertaking (as defined by section 1162 CA 2006) or a holding company (as defined by section 1159 CA 2006) and in interpreting section 1159 CA 2006 for the purposes of this Agreement, a company is to be treated as the holding company of another company even if its shares in the other company are registered in the name of (i) a nominee; or (ii) any party holding security over those shares, or that secured party's nominee

Information Memorandum means the confidential information memorandum relating to the Target Group Business dated April 2015
Initial Purchase Price means the sum of:

(a)	the Enterprise Value; plus

(b)	the Permitted Deductions; minus

(c)	the sum of the Estimated Net Debt Amount, the Intra-Group Payable Debt Amount and the Intra-Group Non-Trading Payable Amount; plus

(d)	the Completion Working Capital Adjustment Amount
Intellectual Property Rights means copyrights, (including rights in computer software), patents, trade marks, trade names, service marks, trade dress, logos, slogans, business names (including, internet domain names and social media account names), design rights, database rights, rights in undisclosed or confidential information (such as Know-How, trade secrets and inventions (whether patentable or not)), and all other intellectual property or similar proprietary rights of whatever nature (whether registered or not and including applications to register or rights to apply for registration) which may now or in the future subsist anywhere in the world

Intra-Group Non-Trading Payable Amount means £152,171, being the net amount of the Intra-Group Non-Trading Payables
Intra-Group Non-Trading Payables means all amounts owed, outstanding or accrued in the ordinary course between the Seller’s Group and the Target Group in respect of costs incurred by the Seller’s Group and the Target Group for the benefit of each other (including IT, insurance and SAP re-charge costs)
Intra-Group Payable Debt means all amounts (principal and interest) owed by the Target Group to the Seller’s Group (excluding any Intra-Group Trading Balances and the Intra-Group Non-Trading Payables) as at close of business on the last Business Day prior to the Completion Date
Intra-Group Payable Debt Amount means £5,447,530, being the amount of the Intra-Group Payable Debt
Intra-Group Trading Balances means all amounts owed, outstanding or accrued in the ordinary course of trading between the Seller’s Group and the Target Group as at the close of business on the last Business Day prior to the Completion Date (but excluding the Intra-Group Payable Debt and the Intra-Group Non-Trading Payables)
IPR Agreements means those agreements relating to Company IPR and/or Licensed IPR that are: (i) set out or described in section 5.2 of the Data Room, (ii) material to the Target Group Business, or (iii) granted by a Target Group Company on an exclusive basis or pursuant to an agreement containing a non-competition covenant, or which otherwise restrict the ability of a Target Group Company to exploit Company IPR in any manner
IT Systems means the Hardware and Software
Key Customer means any customer of the Target Group that is likely to account for revenue in excess of £500,000 in the current financial year but excluding any counterparty to the IPR Agreements
Key Supplier means any supplier to any Target Group company which in the previous financial year accounted for, or in the current financial year is likely to account for expenditure in excess of £300,000

Know-How means industrial and commercial information and techniques, in each case, in any form and not in the public domain, including discoveries, improvements, processes, formulae, techniques, specifications, technical information, methods, tests, reports, component lists, manuals, instructions, drawings and information relating to customers and suppliers, in each case used by the Target Group and relating to the Target Group Business
Licensed IPR means Intellectual Property Rights owned by parties other than the Target Group which the Target Group is permitted to use
Losses means all liabilities, damages, losses costs and expenses
Material Commercial Contract means the contracts or arrangements set out in sections 4.3 and 4.5 of the Data Room including any contract or arrangement with a Key Customer or Key Supplier
Operating Lease Agreements means the operating lease agreements entered into by the Target Group, details of which are set out in section 3.1.31 of the Data Room
Overdraft Facility means the CAS 2000 overdraft facility dated 19 July 2012 and made between (1) Ben Sherman Limited, (2) Ben Sherman Group Limited, (3) Sherman Cooper Marketing Limited and (4) Barclays Bank PLC (as amended, varied or restated from time to time)
Permitted Deductions means the sum of line items 3, 4, 5, 6 and 9 in the agreed form equity bridge schedule
Permitted Purpose means compliance with tax, accounting, regulatory or legal requirements relating to the Seller’s Group
Policies has the meaning given to such term in paragraph 9.2 of Schedule 2
Proceedings has the meaning given to it in clause 22.3
Properties means the leasehold properties (excluding, for the avoidance of doubt, the lease for the retail store on Stockton Street, San Francisco (data room reference 3.1.3.1), details of which are set out in section 3 of the Data Room, and Property shall be construed accordingly
Pre-contractual Statement has the meaning given in clause 14.2
Registered Company IPR means all Company IPR that has been registered by a Target Group Company at the relevant intellectual property register (or which is the subject of an application for registration by a Target Group Company)
Relevant Benefits means any benefits that are provided under a pension scheme (as defined in section 150(1) of the Finance Act 2004)
Relevant Benefits Person means any present employee, officer or director of any member of the Target Group
Relevant Claim means a claim by the Buyer under the Seller Warranties
Representative Member has the meaning given in paragraph 29.16 of Schedule 2
Related Undertaking means, in relation to any undertaking, any subsidiary or holding company from time to time of that undertaking or any subsidiary from time to time of any such holding company
Restricted Name means:

(a)	any name or names identical or confusingly similar to or including the words "Ben Sherman"

or any deliberate variation involving a colourable imitation of such words;

(b)
any trade or service mark, business name (including domain names and social media account names) or logo used, and in each case which is comprised in the Company IPR, or anything confusingly similar thereto; or

(c)	the name, image, likeness and signature of Ben Sherman (born Arthur Benjamin Sugarman)
Retained Business means all businesses carried on by the Seller’s Group (including those businesses carried on by the Seller’s Group through the branded products of Tommy Bahama, Lilly Pulitzer, Lanier Clothes and Oxford Golf), but excluding (for the avoidance of doubt) the Target Group Business
Sale Shares means the US Sale Shares and the UK Sale Shares
Schemes mean the People’s Pension and the Ben Sherman Group Ltd Group Personal Pension Plan provided through Aviva for certain employees of the Target Group Companies
Seller’s Audited Accounts means the publicly available annual audited financial statements (Form 10-K) of the Seller filed with the Securities and Exchange Commission of the United States of America
Seller’s Group means the Seller and each Related Undertaking of the Seller (other than a Target Group Company) from time to time and Seller Group Company means any of them
Seller Group Guarantees means those Guarantees provided by any member of the Seller's Group as set out in Schedule 8
Seller Group Policies means all insurance policies purchased or maintained by the Seller Group at any time before Completion for the benefit of Target Group Companies
Seller Warranties means the warranties set out in Schedule 2 given by the Seller to the Buyer, and Seller Warranty means any of them
Seller's Solicitors means Norton Rose Fulbright LLP, 3 More London Riverside, London SE1 2AQ United Kingdom
Senior Employees means those persons listed in Schedule 7 and Senior Employee means any one of them
Software means the computer software used by the Target Group, excluding third party software accessed as a service

Specific Instructions has the meaning given to it in paragraph 2 in Part B of Schedule 6
Stock Count means a count of the inventory of one or more Target Group Companies by the Counting Service
Subsidiaries means the companies and undertakings specified in Part B of Schedule 1 and Subsidiary means any of them subsidiary means a subsidiary undertaking (as defined by section 1162 CA 2006) or a subsidiary (as defined by section 1159 CA 2006) and in interpreting section 1159 CA 2006 for the purposes of this Agreement, a company is to be treated as a member of a subsidiary even if its shares are registered in the name of (i) a nominee; or (ii) any party holding security over those shares, or that secured party's nominee
Target Group means the Companies and the Subsidiaries and Target Group Company means any of them
Target Group Business means the business carried on by the Target Group as described in the Information Memorandum in the section headed “Product Overview”
Target Working Capital Amount means £16,235,134
Tax or Taxation means all taxes, duties (including stamp duties), charges, levies, imposts, contributions, withholdings or amounts in the nature thereof, whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere (and including, without limitation, income, sales and use taxes and employment-related tax withholdings payable to any municipality or state government or the Internal Revenue Service or any other federal agency of the United States), irrespective of the person to which any such taxes, duties, charges, levies, imposts, contributions, withholdings or amounts are directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges incidental or relating to any of the foregoing
Taxation Authority means any taxation or other authority (whether within or outside the United Kingdom) which seeks to determine liability for and/or administers Taxation
Taxation Claim means a claim by the Buyer in respect of a breach of any of the Tax Warranties
Taxation Deed means the taxation deed in the agreed form entered into between the Seller and the Buyer and to be dated at Completion
Tax Warranties means the Seller Warranties set out in Part B of Schedule 2
TFEU means the Treaty on the Functioning of the European Union
Transaction Documents means this Agreement and all other documents in the agreed form to be entered into at the same time as, or pursuant to, the terms of this Agreement
Transitional Services Agreement means the transitional services agreement in the agreed form to be entered into between the Seller’s Group and the Buyer’s Group on the date hereof
UK Accounts means the audited annual report and financial statements of each UK Target Group Company including notes to those financial statements and the associated directors’ and auditor’s reports, for the financial year ended on the Accounts Date
UK GAAP means the generally accepted accounting principles, standards and practices of the United Kingdom, as in effect and applicable to a UK Target Group Company
UK Sale Shares means the entire issued share capital of Ben Sherman Limited
UK Target Group Company means Ben Sherman Limited and its Subsidiaries (excluding Ben Sherman Australia (Pty) Ltd), details of which are set out in Schedule 1
US Credit Agreement means The Third Amended and Restated Credit Agreement dated 14 June 2012 as amended, varied or supplemented from time to time
US GAAP means the generally accepted accounting principles, standards and practices of the United States of America, as in effect from time to time
US Sale Shares means 100% of the limited liability company interests in Ben Sherman Clothing
VAT means value added tax, turnover tax, sales or corresponding Tax in any jurisdiction (including in European Union member states)
Working Capital Statement means the working capital statement prepared as part of the

Completion Accounts, the form of which is set out in Part C of Schedule 6

1.2	In this Agreement, unless the context otherwise requires:

(a)
a document expressed to be in the agreed form means a document in a form which has been agreed by the parties contemporaneously with or before the execution of this Agreement and which has, for the purposes of identification, been signed or initialled by them or on their behalf;

(b)
references to a clause or Schedule are to a clause of, or a schedule to, this Agreement, references to this Agreement include its Schedules and references in a Schedule or Part of a Schedule to a paragraph are to a paragraph of that Schedule or that part of that Schedule;

(c)
references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

(d)
with the exception of sections 1159 and 1162 CA 2006, references to any enactment (meaning any statute (or part or section thereof) or statutory provision or any other subordinate legislation or regulations made under any such statute or statutory provision) shall be construed as references to:

(i)	any enactment which that enactment has directly or indirectly replaced (whether with or without modification); and

(ii)	that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof, provided that this clause 1.2(d) shall not subject any party to a greater burden than that which would apply at the date of this Agreement;

(e)
words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

(f)	the words herein, hereto, hereof and other similar words refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)
the contents table and the descriptive headings to clauses, schedules and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement;

(h)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)
words introduced by the words and phrases such as "include", "including", "other" and "in particular" shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(i)
references to costs and/or expenses incurred by the Buyer or the Target Group Companies shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs, is entitled to credit as input tax;

(j)	references to “£” shall be references to pounds sterling;

(k)
references in any Seller Warranty to any monetary sum expressed in pounds sterling shall, where such sum is referable in whole or in part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate as at the date of this Agreement;

(l)
where it is necessary to determine whether a monetary limit or threshold set out in Schedule 5 has been reached or exceeded (as the case may be) and the value of the Claim is expressed in a currency other than pounds sterling, the value of such Claim shall be translated into pounds sterling by reference to the Exchange Rate on the date that written notification is sent to the Seller in accordance with paragraph 1.1 of Schedule 5 of the existence of such Claim or, if such day is not a Business Day, on the Business Day immediately preceding such day;

(m)
references to any English legal term of any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(n)	references to a “section of the Data Room” shall mean the relevant section of the Round 2 Data Room;

(o)	the cut-off date for inclusion of information in the Data Room is 23:59 one Business Day prior to the Completion Date;

(p)	the parties hereby agree that the paragraphs set out in Schedule 13 shall have effect from Completion; and

(q)	the Seller shall procure that the Designated Seller complies with its obligations under this Agreement (including those pursuant to clause 3.1).

1.3	This Agreement incorporates the Schedules to it.

2	Agreement to sell the Sale Shares

2.1
The Seller shall, and shall procure that the Designated Seller shall, sell to the Buyer and the Buyer (or, in respect of the US Sale Shares, its nominee) shall purchase from the Seller and the Designated Seller the Sale Shares with full title guarantee and free and clear from all Encumbrances.

2.2
Title to, beneficial ownership of and any risk attaching to the Sale Shares shall pass on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.4
The Seller’s calculation of the Estimated Cash, the Estimated External Debt and the Estimated Working Capital Amount has been prepared in accordance with the principles set out in paragraph 2 of Part A of Schedule 6 and (in respect of the Estimated Working Capital Amount) in accordance with Part C of Schedule 6.

2.5
In consideration for the payment by the Buyer of the Intra-Group Payable Debt Amount, the Seller hereby assigns, conveys, transfers and delivers to the Buyer all of the Seller’s Group’s right, title and interest in and to the Intra-Group Payable Debt pursuant to the terms of the Deed of Intra-Group Payable Debt Transfer, Acknowledgement and Waiver.

3	Consideration

3.1
The consideration for the sale of the Sale Shares shall be the payment by the Buyer to the Seller and the Designated Seller of the Final Purchase Price in cash (free from all deductions, withholdings and set-off), which, subject to clause 3.4 below, shall be allocated amongst the Seller and the Designated Seller as follows:

Allocation proportion of Final Purchase Price
Seller                                    5%
Designated Seller                            95%

3.2	The Buyer shall pay the Initial Purchase Price to the Seller at Completion in accordance with paragraph 3(a) of Schedule 4.

3.3	The Final Purchase Price shall be determined in accordance with clause 4 and Schedule 6 and shall be the amount which results from taking the Enterprise Value plus the Permitted Deductions and:

(a)	subtracting the sum of the Actual Net Debt Amount, the Intra-Group Payable Debt Amount and the Intra-Group Non-Trading Payable Amount; and

(b)
either subtracting an amount equal to the difference between the Actual Working Capital Amount and the Target Working Capital Amount (if the Actual Working Capital Amount is less than the Target Working Capital Amount) or adding an amount equal to the difference between the Actual Working Capital Amount and the Target Working Capital Amount (if the Actual Working Capital Amount is greater than the Target Working Capital Amount).

3.4
The allocation of the portion of the Final Purchase Price (and any other relevant items) allocable to the purchase of Ben Sherman Clothing among the assets of the Ben Sherman Clothing in accordance with Code Section 1060 and the U.S. Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate) shall be made in accordance with the valuation procedures set out in Schedule 9. Such allocation shall be set forth in Internal Revenue Form 8594 and shall be binding upon the Buyer and the Seller, and each party undertakes to the other that it shall (and the Buyer shall procure that the Buyer’s Group shall) report, act and file all Tax returns in accordance with such allocation. The Buyer and the Seller agree not to take any position on any Tax return or in any action before any Taxation Authority that is inconsistent with such allocation unless required to do so by applicable law and a final determination (as defined in Section 1313 of the Code).

3.5
The consideration for the assignment of the Intra-Group Payable Debt shall be the payment by the Buyer to the Seller of the Intra-Group Payable Debt Amount in cash on Completion in accordance with paragraph 3(b) of Schedule 4.

3.6
The Seller agrees that £638,091 of the Final Purchase Price is deemed to have been satisfied by an equal amount owed by the Seller's Group to the Target Group being discharged, extinguished and satisfied in full pursuant to paragraph 4.1 of Schedule 4.

4	Completion Accounts and adjustments

4.1	The Completion Accounts shall be prepared and agreed (or otherwise determined) and become final and binding on the parties in accordance with Schedule 6.

4.2	If the Actual Net Debt Amount is:

(a)	less than the Estimated Net Debt Amount, the Buyer shall pay to the Seller in accordance with clause 4.4 a sum equal to the difference;

(b)	greater than the Estimated Net Debt Amount, the Seller shall pay to the Buyer in accordance with clause 4.4 a sum equal to the difference; or

(c)	equal to the Estimated Net Debt Amount, no payment or further payment from the Buyer to the Seller or from the Seller to the Buyer shall be made pursuant to this clause 4.

4.3	If the Actual Working Capital Amount is:

(a)	less than the Estimated Working Capital Amount, the Seller shall pay to the Buyer in accordance with clause 4.4 a sum equal to the difference;

(b)	greater than the Estimated Working Capital Amount, the Buyer shall pay to the Seller in accordance with clause 4.4 a sum equal to the difference; or

(c)	equal to the Estimated Working Capital Amount, no payment or further payment from the Buyer to the Seller or from the Seller to the Buyer shall be made pursuant to this clause 4.

4.4
Each of the Seller and the Buyer acknowledges and agrees that any payments to be made pursuant to this clause 4 shall be paid by way of electronic funds transfer (into such account as each party shall notify the other in writing) on the Completion Accounts Release Date.

4.5
Where any amount is paid to or from the Seller pursuant to this clause 4, to the extent that such amount relates to a UK Target Group Company, such amount shall be paid to or from the Seller on behalf of the Designated Seller.

5	Completion
Subject to the provisions of this Agreement, Completion shall take place at the offices of the Seller’s Solicitors on the date of this Agreement when all of the business set out in Schedule 4 shall be transacted.

6	Seller Warranties

6.1	The Seller warrants to the Buyer that each of the Seller Warranties is true and accurate as at Completion.

6.2
In each Seller Warranty, where any statement is qualified as being made so far as the Seller is aware or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Thomas C. Chubb III, Scott Grassmyer, Thomas E. Campbell, Suraj A. Palakshappa, Mark Maidment, Lindsay Dunsmuir and Peter Lawley and in addition:

(a)	with regard to facts or circumstances, in respect of Ben Sherman Clothing only, relating to paragraphs 24 (Officers and Employees) and 25 (Pensions) of Part A of Schedule 2 only, Christine Cole;

(b)	with regard to facts or circumstances, in respect of each UK Target Group Company only, relating to paragraph 24 (Officers and Employees) of Part A of Schedule 2 only, Lara Leon-Cullen;

(c)	with regard to facts or circumstances relating to paragraphs 5 (Accounts), 6 (Divisional Packs), 7 (Recent Business), 8 (Assets) and 27 (Stock) of Part A of Schedule 2 only, David Smith;

(d)	with regard to facts or circumstances relating to paragraph 22 (IT Systems) of Part A of Schedule 2 only, Sinead Carbury,
(the Awareness Persons), it being acknowledged that:

(i)	the answers given by the Awareness Persons have been set out in detail in the

Disclosure Letter;

(ii)	the Awareness Persons have made reasonable enquiries of each of the Senior Employees for the purposes of disclosure against the Seller Warranties; and

(iii)	the Awareness Persons have confirmed in writing to the Seller’s Group that they are not aware of any matter which would require further disclosure.

6.3	Each of the paragraphs in Schedule 2:

(a)	shall be construed as a separate and independent warranty; and

(b)
unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 2 and the Buyer shall have a separate claim and right of action in respect of every breach of a Seller Warranty.

6.4	The Seller Warranties shall not in any respect be extinguished or affected by Completion.

6.5	The provisions of Schedule 5 apply, to the extent set out therein, to limit the liability of the Seller and the Designated Seller under this Agreement.

7	Buyer's Warranties

7.1	The Buyer warrants to the Seller that each of the Buyer's Warranties is true and accurate as at Completion.

7.2	Each of the paragraphs in Schedule 3:

(a)	shall be construed as a separate and independent warranty; and

(b)	shall not be limited by reference to any other paragraph in Schedule 3 and the Seller shall have a separate claim and right of action in respect of every breach of a Buyer's Warranty.

7.3	The Buyer's Warranties shall not in any respect be extinguished or affected by Completion.

8	Non-solicit, use of name and separation matters

8.1
Subject to clauses 8.2 and 8.3, the Seller undertakes to the Buyer that it shall not, and shall procure that no Seller Group Company shall, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), directly or indirectly whether by itself or through its employees or agents or third parties, for a period of twelve months from Completion:

(e)	solicit;

(f)	endeavour to solicit away from any Target Group Company; or

(g)	offer employment to,
any Senior Employee (whether or not that person would commit any breach of their contract of employment by reason of leaving the service of that Target Group Company).

8.2
The restrictions in clause 8.1 shall not operate to prohibit any Seller Group Company from publishing any bona fide public recruitment advertisement or conducting any other public general recruitment campaign and recruiting any Senior Employee who responds to such advertisement.

8.3
The Seller shall procure that prior to a Seller Group Company ceasing to be a Related Undertaking of the Seller (a Divested Company), the Divested Company shall provide either (a) a direct undertaking to the Buyer agreeing to comply with its obligations pursuant to clause 8.1 (subject always to the terms of clause 8.2); or (b) a direct undertaking to the Seller agreeing to comply with its obligations pursuant to clause 8.1 (subject always to the terms of clause 8.2), notwithstanding that such Divested Company ceases to be a Related Undertaking of the Seller. In circumstances where an undertaking is only provided to the Seller, the Seller shall procure that the Buyer is given the benefit of such undertaking pursuant to the Contracts (Rights of Third Parties Act) 1999 or (to the extent lawful) any other legal or statutory right or procedure which confers a benefit on third parties (being the Buyer).

8.4
While the restrictions in clause 8.1 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Buyer or the Target Group Business but would be adjudged reasonable if part or parts of their wording were deleted or amended or qualified, or if the periods referred to were reduced or the range of services or area dealt with were reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

8.5
The Seller shall ensure that effective from Completion until 23.59 on 20 July 2015 (Policy Extension Period), the Target Group Companies shall continue to have the benefit of the Seller’s stock throughput policy issued by CV Starr (Pre-Completion Policy). Accordingly, the Seller shall (at the Buyer's cost):

(a)	at the Buyer's written request, make all necessary notifications and claims under the Pre-Completion Policy in relation to events, acts or omissions that occur after Completion (New Policy Claims);

(b)	in consultation with the Buyer, promptly take all reasonable steps to deal with New Policy Claims (including such steps as the Buyer may reasonably request in writing);

(c)	not settle any New Policy Claim without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed);

(d)	when permitted under the Pre-Completion Policy, at the Buyer's written request, grant direct conduct of any New Policy Claim to the relevant Target Group Company;

(e)
hold any monies received in respect of any New Policy Claim on trust for the Buyer and pay any such monies to the Buyer, or at the Buyer's direction, to the relevant Target Group Company, as soon as practicable, but in any event within ten Business Days of receipt; and

(f)
when any New Policy Claim is being conducted by any Target Group Company directly, provide all assistance, information and co‑operation as may be reasonably requested in writing by it or by the insurers, claims handlers or lawyers dealing with such claim.

8.6	Notwithstanding the provisions of clause 8.5, the Buyer acknowledges and agrees (in respect of itself and on behalf of the Buyer’s Group) that:

(a)	under no circumstances shall the Seller’s Group have any obligation to amend, vary or change the terms of the Pre-Completion Policy for the purposes of complying with clause 8.5;

(b)
under no circumstances shall the Seller’s Group be required to take any action or provide any information or other assistance which is in breach of, or contrary to, the terms of the Pre-Completion Policy;

(c)
any action taken or any information or other assistance provided by (or requested to be provided by) the Seller’s Group shall be subject to (and in accordance with) the terms of the Pre-Completion Policy; and

(d)
any monies received by the Seller’s Group in respect of a New Policy Claim shall be paid to the Buyer (or as it may direct) only after taking into account any deductible or excess (which shall be a Buyer’s cost) and less any Taxation suffered (or reasonably estimated to be suffered) by the Seller’s Group on the proceeds of such claims.

9	Post-Completion matters
Access to books and records

9.1
As at the date of this Agreement the Seller is a publicly listed corporation on the New York Stock Exchange and the provisions of this clause 9 are therefore included in furtherance of its obligations thereunder and for the purposes of ensuring compliance with any other stock exchange requirements as may be applicable to the Seller’s Group from time to time in consequence of any subsequent or future listing or dual listing on any other stock exchange.

9.2
Accordingly, the Buyer undertakes to the Seller to preserve the Books and Records of the Target Group for a period of six years after the transaction or transactions to which such records relate and to ensure that at all times during such period the Books and Records are stored in a safe and proper manner and kept complete and up-to-date.

9.3
In the event that the Seller requires access to the Books and Records for a Permitted Purpose, then for a period of six years from Completion the Buyer shall procure that between the hours of 9:30 to 5:30 from Monday to Friday:

(a)	the Books and Records shall be:

(i)
accessible to the Seller and its appointed representatives via a website link or other electronic access link (but only to the extent that such Books and Records are held or stored in computerised or electronic form as at the Completion Date); and

(ii)	open to physical inspection to the Seller and its authorised representatives on the Seller giving not less than three Business Days prior written notice to the Buyer; and

(b)	the Seller and its authorised representatives shall be entitled:

(i)	at the Seller’s cost, to take such copies (electronic or otherwise) of the Books and Records as the Seller may reasonably require for the Permitted Purpose; and

(ii)
consult with designated employees of the Target Group (being the CEO, the COO and Malcolm MacAulay who shall make relevant and appropriate enquiries of other employees of the Target Group in order to respond to any information requests) at his place of employment for the purpose of obtaining information in relation to the Permitted Purpose relating to the period before Completion (provided always that such request to consult with a relevant employee of the Target Group is not unduly disruptive to the operation of the Target Group or would not require the relevant employee to expend a material amount of his or her time responding to the Seller’s enquiries unless adequately compensated by the Seller).

9.4	The Seller shall procure that:

(a)
all books of account, records, documents and information (other than the Books and Records) of any Target Group Company (in whatever form) relating to the period before Completion that are retained by the Seller Group, if any (being the Retained Information) are preserved for six years from the Completion Date; and

(b)
on the Buyer giving not less than three Business Days prior written notice to the Seller, the Buyer, each Target Group Company and their respective representatives are permitted between the hours of 9:30 to 5:30 from Monday to Friday to:

(i)	have access to, and to take copies (at the Target Group Company's expense) of, the Retained Information; and

(ii)
consult with designated employees of the Seller's Group (being the CEO, the CFO and Controller, the General Counsel, the Deputy General Counsel, the Director of Tax or the Senior Vice President of Human Resources, who shall make relevant and appropriate enquiries of other employees of the Seller’s Group in order to respond to any information requests) at his place of employment for the purpose of obtaining information in relation to the operational procedures of any Target Group Company relating to the period before Completion (provided always that such request to consult with a designated employee of the Seller’s Group (A) shall not apply to any claim made by the Buyer for breach of a Seller Warranty or any other claim made against the Seller for breach of this Agreement; (B) is not already subject to, or a right provided under, the terms of the Transitional Services Agreement; (C) is made in writing to the General Counsel in the first instance who shall coordinate such consultation; (D) is not unduly disruptive to the operation of the Seller’s Group; or (E) would not require the relevant designated employee to expend a material amount of his or her time responding to the Buyer’s enquiries unless adequately compensated by the Buyer.

9.5
The Seller shall (and shall procure that its authorised representatives shall) not disclose any Confidential Information of the Target Group Company which may be obtained from any such inspection of the Books and Records (save where such disclosure is required to be made by law or by the rules of any stock exchange or any Governmental or Regulatory Body or court of competent jurisdiction to which the Seller’s Group is subject).

Dealings with the Sale Shares while the Seller remains registered holder

9.6
The Seller hereby declares that for so long as it or the Designated Seller (as the case may be) remains the registered holder of any of the Sale Shares after Completion it will (or will procure that the Designated Seller shall):

(a)
hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them after Completion in trust for the Buyer and its successors in title; and

(b)	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in this clause 9.6 as the Buyer or any such successor may reasonably and lawfully direct.

9.7
The Seller hereby irrevocably appoints the Buyer as its lawful attorney with full power (subject to paragraphs (d) to (f) of this clause 9.7) to exercise all rights in relation to the UK Sale Shares and the US Sale Shares from Completion to the day on which the Buyer or its nominee is entered in the register of members as the holder of the UK Sale Shares and is admitted as the sole member of Ben Sherman Clothing, including (but not limited to):

(a)
receiving notice of (and agreeing to short notice in respect of), attending and voting at any general meeting of the members of the Companies, including meetings of the members of any particular class of member, and all or any adjournments of such meetings, or signing any resolution as registered holder of the UK Sale Shares and/or the US Sale Shares;

(b)	completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of the UK Sale Shares and/or the US Sale Shares; and

(c)
dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of (or received in connection with the) the UK Sale Shares and/or the US Sale Shares, provided that nothing in this power of attorney shall permit the Buyer:

(d)	to approve any resolution to re-register Ben Sherman Clothing or Ben Sherman Limited as an unlimited company;

(e)	to commence any legal proceedings in the name of, or otherwise on behalf of, the Seller; and

(f)	to commit the Seller to any liability or expense.

9.8
The parties furthermore agree that the Buyer shall take all reasonable steps to as soon as reasonably practicable after Completion effect the entry of the Buyer or its nominee into the register of members of Ben Sherman Limited and be admitted as the sole member of Ben Sherman Clothing.

9.9
The power of attorney granted pursuant to clause 9.7 shall be irrevocable, save with the consent of the Buyer, and is given by way of security to secure the proprietary interest of the Buyer as the buyer of the UK Sale Shares and US Sale Shares.

9.10	The Seller undertakes:

(a)
not to (and it shall procure that the Designated Seller shall not) exercise any rights attaching to the UK Sale Shares or the US Sale Shares or otherwise exercisable in the Seller’s or Designated Seller’s capacity as registered holder of the UK Sale Shares or the US Sale Shares without the Buyer's prior written consent;

(b)
to hold on trust for the Buyer all dividends and other distributions received by the Seller or Designated Seller in respect of the UK Sale Shares or the US Sale Shares and promptly notify the Buyer of anything received by the Seller or Designated Seller in the Seller’s or Designated Seller’s capacity as registered holder of the UK Sale Shares or the US Sale Shares;

(c)
to act promptly in accordance with the Buyer's instructions in relation to any rights exercisable or anything received by the Seller or Designated Seller in the Seller’s or Designated Seller’s capacity as registered holder of the UK Sale Shares or the US Sale Shares; and

(d)	to ratify and confirm whatever the Buyer does or purports to do in good faith in the exercise of any power conferred by the power of attorney granted pursuant to clause 9.7.

9.11
The Seller and the Designated Seller declare that a person who deals with the Buyer in good faith may accept a written statement signed by the Buyer to the effect that the power of attorney granted pursuant to Clause 9.7 has not been revoked as conclusive evidence of that fact.

Wrong Pockets

9.9
To the extent that any payment remittance intended for a Target Group Company is received by the Seller’s Group after Completion from any customer, licensee or distributer of the Target Group in respect of the operation of the Target Group Business, the Seller will receive the same as trustee for the Buyer (on behalf of the Target Group) and will account to the Buyer for the same as soon as reasonably practicable and in any event within thirty days following such receipt.

Payment undertaking

9.10
The parties acknowledge that in respect of any dispute or any amounts owed by any party to the other under this Agreement or any other agreement referred to herein, the court may apply a right of set-off where it considers it equitable to do so.

10	Continuing effect of this Agreement

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any party's rights in relation to this Agreement.

11	Announcements or circulars

11.1
Subject to clause 11.2 no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by either party (or any Related Undertaking of that party) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

11.2	Clause 11.1 does not apply to any Announcement if, and to the extent that:

(a)	it is a joint announcement agreed in writing between the Seller and the Buyer;

(b)	it is required to be made under the terms of this Agreement;

(c)	such Announcement is limited to the following information set out in this Agreement;

(i)	the names of the parties;

(ii)	the date;

(iii)	the purchase of the Sale Shares;

(d)
it is required to be made by law or by the rules of any stock exchange or any Governmental or Regulatory Body or court of competent jurisdiction to which the party making the Announcement is subject, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party, after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question; or

(e)	the Seller is required to file a Form 8-K and a copy of this Agreement with the Securities and Exchange Commission of the United States of America.

12	Confidential information

12.1	Subject to clause 12.2, each party agrees with the other that it shall:

(a)	keep confidential any information regarding the other party (or any Related Undertaking of that party) which is not in the public domain;

(b)	keep confidential the terms of this Agreement and each Transaction Document, and the negotiations leading up to this Agreement; and

(c)	not use for its own business purposes or disclose to any third party any such information as is referred to in clause (a) without the prior written consent of the other party.

12.2	The Seller agrees that it will and will procure that each Seller Group Company will keep confidential any Confidential Information.

12.3	Clause 12.1 and 12.2 shall not apply to:

(a)	the disclosure of information to the extent required to be disclosed by law;

(b)	the disclosure of information by the Seller to any other Seller Group Company (provided that the Seller shall notify such Seller Group Company of the confidentiality obligations in clause 12.1 and the Seller shall be liable for any breach of clause 12.1 by such Seller Group Company);

(c)
the disclosure of information by the Buyer to any other Buyer Group Company or investor in or lender to any Buyer Group Company (provided that the Buyer shall notify such person of the confidentiality obligations in clause 12.1 and the Buyer shall be liable for any breach of clause 12.1 by such person);

(d)	the disclosure of information to the extent required by any Governmental or Regulatory Body or any Taxation Authority to which that party (or any Seller Group Company) is subject;

(e)
information disclosed specifically in connection with any legal proceedings brought by any of the parties hereto (or any Seller Group Company) against any other party where the disclosure of the said information is required for such purpose;

(f)	information which is or becomes within the public domain (otherwise than as a result of a breach of this clause 12);

(g)	any Announcement issued in accordance with clause 11; or

(h)
any disclosure to the professional advisers, auditors or bankers of either party (or any Seller Group Company) where such advisers would need to know the same in order to carry out their duties or functions and provided that the relevant disclosing party shall procure that such persons shall keep any such information confidential.

13	Releases and waivers

13.1
No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of any party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy.

13.2
The liability of any party under this Agreement may, in whole or in part, be released, compounded or compromised and if another party shall give time or indulgence to the person under such liability, this will in no way prejudice or affect that party's rights against any other person under the same or similar liability.

14	Entire agreement

14.1	Each party acknowledges and agrees that:

(a)
the Transaction Documents supersede any prior discussions, understandings and agreements between the parties concerning their subject matter and constitute the whole and only agreement and understanding between the parties in connection with the sale and purchase of the Sale Shares and the other matters described in them;

(b)
it has not entered into the Transaction Documents or any of them in reliance on any Pre-contractual Statement which is not expressly set out in such documents (or any of them) and, to the extent that any Pre-contractual Statement was made or given and is not expressly set out in such documents (or any of them), it irrevocably and unconditionally waives any claims, rights or remedies which it may otherwise have in relation thereto;

(c)
it has no right of action or other remedy whatsoever against any other party arising out of or in connection with any Pre-contractual Statement not expressly set out in the Transaction Documents (or any of them); and

(d)
for the avoidance of doubt, the only rights and remedies available to any party in connection with this Agreement, save for equitable relief, are damages for breach of contract and no party has any right to rescind this Agreement for negligent or innocent misrepresentation or otherwise,
provided always that this clause 14.1 shall not exclude or limit any liability or any right which any party may have as a result of any fraudulent act, fraudulent omission or fraudulent Pre-contractual Statement.

14.2
For the purposes of clause 14.1, Pre-contractual Statement means any agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever (whether or not in writing, whether express or implied and whether or not in draft form) made or given by any person at any time prior to the execution of this Agreement in connection with the sale and purchase of the Sale Shares or the other matters described in the Transaction Documents.

14.3
Without prejudice to the provisions of clause 14.1 and save in the case of any fraudulent act, fraudulent omission or fraudulent Pre-contractual Statement on the part of the Seller, it is acknowledged and agreed that the Seller is providing no warranties to the Buyer other than the Seller Warranties, and that no warranties, representations or other comfort whatsoever have been provided to the Buyer in relation to (a) any information about the Target Group Business provided to the Buyer by or on behalf of the Seller in the Information Memorandum; (b) the contents of the Data Room; (c) any questions answered by the Seller in response to questions raised by the Buyer or its advisers as part of the Buyer's due diligence process; or (d) any management presentation or other formal or informal meetings, communication or correspondence between the Buyer, the Seller and any Seller Group Company, all such information or answers in respect of any of the foregoing constituting Pre-contractual Statements.

15	Alterations
No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each of the parties hereto.

16	Severability and set-off

16.1
Each provision of this Agreement is severable and distinct from the others. The parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired, provided that the operation of this clause 16.1 would not negate the commercial intent and purpose of the parties under this Agreement.

16.2
If any provision of this Agreement is illegal or unenforceable as a result of any time period being stated to endure for a period in excess of that permitted by a regulatory authority, that provision shall take effect with a time period that is acceptable to the relevant regulatory authority subject to it not negating the commercial intent of the parties under this Agreement.

16.3	Save as provided in clause 9.13, a party shall not be entitled to set off any sum due from it to the other party against any sum due from the other party to it under or in relation to this Agreement.

17	Counterparts
This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

18	Payment of costs

18.1	Each party shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all other Transaction Documents.

18.2
The Buyer shall be responsible for the cost of all stamp duty, stamp duty reserve tax, stamp duty land tax and any other similar duty or levy or Taxation which may arise in any jurisdiction from the execution and performance by it of this Agreement and the Transaction Documents and/or the transfer of the Sale Shares to the Buyer.

19	Successors and assigns

19.1	This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

19.2
Save as provided in clause 19.3 none of the parties shall, and none of the parties shall purport to, assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement without the prior written consent of the other.

19.3
The benefit of this Agreement shall be freely assignable by the Seller to any Related Undertaking of the Seller provided that if such assignee shall cease to be a Related Undertaking of the Seller the benefit shall be re-assigned to the assignor or any other Related Undertaking of the Seller prior to such cessation and, until such re-assignment becomes effective, such rights shall cease to be enforceable.

19.4
The benefit of this Agreement (including, for the avoidance of doubt, the Seller Warranties, the benefit of the non-solicit undertaking at clause 8.1 and the right to access the Retained Information at clause 9.4) shall be freely assignable by the Buyer to:

(a)	any Related Undertaking;

(b)	any bank, financial institution or lender by way of security in accordance with the Buyer's financing arrangements; and

(c)	any purchaser of any Target Group Company or any material assets of any Target Group Company.

19.5	If there is an assignment pursuant to clause 19.3 or clause 19.4 (as the case may be):

(a)	all references in this Agreement to the Seller or the Buyer shall be deemed to include its permitted assigns;

(b)	neither the Buyer's nor the Seller's liability under this Agreement shall be any greater than it would otherwise have been had no such assignment taken place;

(c)	the Buyer or the Seller may discharge its obligations under this Agreement to the assignor once it has received written notice of the assignment; and

(d)	the assignee may enforce the benefit of this Agreement as if it were a party to it, but the Buyer or the Seller shall remain liable for its obligations under this Agreement.

20	Contracts (Rights of Third Parties) Act 1999

20.1	Save as provided in clause 20.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

20.2
The parties agree that certain provisions of this Agreement (including, for the avoidance of doubt, the provisions set out at clause 19) confer a benefit on third parties and are intended to benefit, and be enforceable by, such persons in their own right under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, under no circumstances shall any consent be required from any such person for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation effects or extinguishes any such benefit or right.

21	Notices

21.1	A notice or other communication given under or in connection with this Agreement (Notice) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the Notified Address.

21.2
The Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such Permitted Method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address:

Permitted Method	Date on which Notice deemed given
Personal delivery or courier	When left at the Notified Address

21.3	The Notified Address of each of the parties is as set out below:

Party	Address	Email	Marked for the attention of:
Buyer	As set out at the beginning of this Agreement	m.macaulay@gordonbrotherseurope.com	Malcolm MacAulay
		zachary.sigel@nb.com	Zachary Sigel
Seller	As set out at the beginning of this Agreement	generalcounsel@oxfordinc.com	General Counsel

or such other Notified Address as any of the parties may, by written notice to the other parties, substitute for their Notified Address set out above.

22	Applicable law and submission to jurisdiction

22.1	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

22.2
The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

22.3	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)
determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England and Wales or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings); or

(b)	grant interim remedies, or other provisional or protective relief.

22.4	The parties submit to the exclusive jurisdiction of such courts and accordingly any Proceedings may be brought against the parties or any of them or any of their respective assets in such courts.
IN WITNESS WHEREOF the parties have executed this Agreement as a deed on the date first mentioned.
Schedule 1
Information about the Group
Part A – The Companies

Name	Ben Sherman Clothing LLC
Date and place of organisation	Originally incorporated as a Georgia corporation on August 12, 1994. Converted from a corporation to a limited liability company under the laws of the State of Georgia on January 29, 2010
Georgia SOS Control number	10007189
Principal Place of Business	999 Peachtree Street, N.E., Suite 688, Atlanta, Georgia 30309
Registered agent	CT Corporation System 1201 Peachtree Street, Suite 1240 Atlanta, Georgia 30361
Member	Oxford Industries, Inc. owns 100%
Officers
Thomas C. Chubb III (President), Thomas E. Campbell (Vice President and Assistant Secretary), K. Scott Grassmyer (Vice President), Anne M. Shoemaker (Vice President and Treasurer), Suraj A. Palakshappa (Secretary), Mary Margaret Heaton (Assistant Secretary), Marianna M. Carden (Assistant Treasurer), Cynthia W. Murchland (Assistant Treasurer)

Name	Ben Sherman Limited
Date and place of incorporation	19 May 2000 - England
Registered number	03998077
Registered office	2 Eyre Street Hill, Clerkenwell, London EC1R 5ET
Issued share capital	334333 shares comprising: 67667 Ordinary Shares 214619 Ordinary A Shares 52047 Ordinary B Shares
Shareholder(s)	Oxford Industries (UK3) Limited
Directors	Thomas Chubb III, Lindsay Dunsmuir, Peter Lawley, Mark Maidment

Part B – The Subsidiaries

Name	Ben Sherman Group Limited
Date and place of incorporation	09 March 2013 – Northern Ireland
Registered number	NI027297
Registered office	20 Portadown Road, Lurgan, Co. Armagh, BT66 8RE
Issued share capital	832104 Ordinary Shares fully paid
Shareholder(s)	Ben Sherman Limited
Directors	Thomas Chubb III, Lindsay Dunsmuir, Peter Lawley, Mark Maidment

Name	Textile Caledonia Investments Limited
Date and place of incorporation	2 June 1999 - Scotland
Registered number	SC196779
Registered office	C/O Maclay Murray & Spens, 151 St Vincent Street, Glasgow, G2 5NJ
Issued share capital	10000 Ordinary Shares
Shareholder(s)	Ben Sherman Limited
Directors	Thomas Chubb III, Lindsay Dunsmuir, Peter Lawley, Mark Maidment

Name	Sherman Cooper Marketing Limited
Date and place of incorporation	24 September 1996 – England
Registered number	03254173
Registered office	2 Eyre Street Hill, Clerkenwell, London EC1R 5ET
Issued share capital	100 Ordinary Shares fully paid
Shareholder(s)	Ben Sherman Group Limited
Directors	Thomas Chubb III, Lindsay Dunsmuir, Peter Lawley, Mark Maidment
Secretary	Elizabeth Cook

Name	Rodeo International Limited
Date and place of incorporation	24 May 1982 - England
Registered number	01637701
Registered office	2 Eyre Street Hill, Clerkenwell, London EC1R 5ET
Issued share capital	100,000 Ordinary Shares fully paid
Shareholder(s)	Ben Sherman Group Limited
Directors	Thomas Chubb III, Lindsay Dunsmuir, Peter Lawley, Mark Maidment

Name	Ben Sherman (Australia) Pty Limited
Date and place of incorporation	26 August 1988 – New South Wales, Australia
Registered number	084 077 154
Registered office	Level 4, 191 Clarence Street, Sydney, 2000, NSW
Issued share capital	2 Ordinary Shares fully paid
Shareholder(s)	Ben Sherman Group Limited (fka Sherman Cooper Limited)
Directors	Norman Abeshouse, Lindsay Dunsmuir
Secretary	Norman Abeshouse

Name	Ben Sherman Group (India) Private Limited
Date and place of incorporation	26 June 2015, Chennai
Registered number	U74999TN2015ftc101144
Registered office	6/7, II Floor, Sadasivam Iyer St, Gopalapuram, Chennai 6000086, Tamil Nadu, India
Issued share capital	1,000 Ordinary Shares fully paid
Shareholder(s)	999 shares, 100 rupees per share, owned by Ben Sherman Group Limited and 1 share, 100 rupees per share, owned by Elspeth Pereira
Directors	Lindsay Dunsmuir, Julia Finch, Elspeth Pereira

Schedule 2
Seller Warranties
Part A

1	The Sale Shares

1.1	The Seller is the sole member of Ben Sherman Clothing and the sole legal and beneficial owner of the US Sale Shares.

1.2	The Designated Seller is the sole legal and beneficial owner of the UK Sale Shares.

1.3	The UK Sale Shares constitute the entire issued and allotted share capital of Ben Sherman Limited and are fully paid up.

1.4
The US Sale Shares constitute 100% of the limited liability company interests of Ben Sherman Clothing. There is no issued or outstanding Capital Stock in Ben Sherman Clothing other than the Seller’s membership interests being sold hereby to the Buyer.

1.5
There is no Encumbrance on, over or affecting the Sale Shares and there is no agreement or commitment to give or create any Encumbrance on or over the Sale Shares and, so far as the Seller is aware, no person has claimed to be entitled to any such things, save for any Encumbrances that will be released automatically upon Completion and as further detailed in the Disclosure Letter.

1.6	No person has any right (whether contingent or otherwise) to require Ben Sherman Limited:

(a)	to allot, or grant rights to subscribe for, shares in Ben Sherman Limited; or

(b)	to convert any existing securities into, or to issue securities that have rights to convert into, shares in Ben Sherman Limited, and, so far as the Seller is aware, no person has claimed to be entitled to any of such things.

1.7
No person has any right (whether contingent or otherwise) to require Ben Sherman Clothing to grant any rights to subscribe for a limited liability company or membership interest in Ben Sherman Clothing and, so far as the Seller is aware, no person has claimed to be entitled to any such thing.

2	Powers and obligations of the Seller

2.1
The Seller and the Designated Seller each has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and the Transaction Documents.

2.2
This Agreement constitutes, and the other Transaction Documents to be executed by the Seller and the Designated Seller will, when executed, constitute legal, valid and binding obligations of the Seller and the Designated Seller (as the case may be) in accordance with their respective terms.

2.3
The execution and delivery of, and the performance of obligations under and compliance with the provisions of, this Agreement and the Transaction Documents by the Seller and the Designated Seller will not result in a violation of any provision of the instrument of incorporation of the Seller or the Designated Seller or a breach of or a default under any instrument or agreement to which the Seller or the Designated Seller is a party. The execution and delivery of, and the performance of obligations under and compliance with the provisions of, this Agreement and the Transaction Documents by the Seller and the Designated Seller will not result in any breach of any law or regulation in any jurisdiction having the form of law or of any order, judgment or decree of any court or governmental agency by which it is bound.

2.4
No consent, authorisation, licence or approval of or notice to the Seller’s shareholders or Designated Seller’s shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity or admissibility in evidence of this Agreement or the Transaction Documents or the performance by the Seller or the Designated Seller of its obligations under this Agreement or the Transaction Documents.

3	Constitution and structure of the Group

3.1	The information set out in Schedule 1 is complete and accurate.

3.2	The Subsidiaries are the only subsidiaries of Ben Sherman Limited.

3.3
The entire issued share capital (or equivalent or similar equity interests) of each Subsidiary of Ben Sherman Limited is legally and beneficially held by it free from any Encumbrances (other than pursuant to the Barclays Debt) and the shares of each such Subsidiary are held with all rights now or hereafter attaching to them and such shares are fully paid.

3.4	No person has any right (whether contingent or otherwise) to require any Target Group Company:

(a)	to allot, or grant rights to subscribe for, shares in such Target Group Company; or

(b)	to convert any existing securities into, or to issue securities that have rights to convert into, shares in any such Target Group Company, and, so far as the Seller is aware, no person has claimed to be entitled to any of such things.

3.5	Save in respect of the Subsidiaries, no Target Group Company:

(a)	is the legal or beneficial owner of; and/or

(b)	has agreed to acquire,
any shares, securities or other interests in any other company, undertaking, partnership, joint venture, consortium or unincorporated association and (other than Ben Sherman Group Limited and Ben Sherman Clothing) no Target Group Company has or has agreed to establish any branch or place of business outside the jurisdiction of its incorporation.

3.6
Ben Sherman Clothing is qualified or registered as a foreign corporation to transact business under the laws of each jurisdiction where the nature of its activities or the location of the properties owned or leased by it requires such qualification or registration, except for any failure that would not have a material adverse effect on Ben Sherman Clothing.

3.7	Copies of the up-to-date articles of association (or equivalent constitutional documents) of each Target Group Company are contained in the Data Room and are complete and accurate.

4	Compliance with legal requirements

4.1
Each Target Group Company is conducting and has conducted its business in all material respects in accordance with all applicable laws and legally binding regulations of the jurisdiction in which such Target Group Company was incorporated and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgement of any court or any government agency governing the business of each respective Target Group Company which may have an adverse effect in any material respect upon the assets or business of each respective Target Group Company.

4.2
All registers and minute books required by law to be kept by each Target Group Company have been properly written up and contain a record of the matters which are required by applicable law to be recorded in them, and no Target Group Company has received any application or request for rectification of its statutory registers or any other notice or allegation that any of them is incorrect and, so far as the Seller is aware, there are no circumstances which are likely to give rise to such a notice or allegation.

4.3
All returns, resolutions and other documents required by applicable law to be delivered by each Target Group Company to the appropriate government or regulatory body, authorities or agency within the last three years prior to Completion have been duly properly made and delivered.

4.4
The Companies hold all the necessary licences, consents, approvals, permissions and permits and authorisations necessary for the operation of the Target Group Business in the places and in the manner in which the Target Group Business is now carried on (together the Authorities).

4.5	All of the Authorities are in full force and effect and have been complied with by each Target Group Company in all material respects.

4.6	So far as the Seller is aware, there are no circumstances which exist that mean any of the Authorities will be suspended, cancelled, revoked or not renewed, in whole or in part.

4.7
No Target Group Company has been notified in writing that any investigation or enquiry in respect of its affairs or any of the Authorities is being or has been conducted by any government or regulatory body and, so far as the Seller is aware, there are no circumstances which currently exist that are likely to give rise to any such investigation or enquiry.

5	Accounts

5.1	The UK Accounts:

(a)	show a true and fair view of the assets and liabilities and of the state of affairs and the financial position of each UK Target Group Company as at the Accounts Date; and

(b)	show a true and fair view of the profits/losses of each UK Target Group Company for the financial year ended on the Accounts Date;

(c)	include a provision for all bad and doubtful debts, where such provision is required to be made in accordance with UK GAAP; and

(d)	comply with the requirements of the Companies Act 2006, the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985 and the Companies Act 1989.

5.2	The UK Accounts have been properly prepared in accordance with statutory requirements and UK GAAP.

5.3
Save as Disclosed, the bases and policies of accounting adopted for the purpose of preparing the UK Accounts for each UK Target Group Company are the same in all material respects as those adopted for the purpose of preparing the audited accounts of that UK Target Group Company for the three preceding accounting periods.

5.4
The accounting records of each Target Group Company are in its or the Seller’s possession or control and have, in all material respects, been properly kept and reflect the matters that are required by law to be reflected in those records.

5.5	Ben Sherman Clothing is not required by applicable law to prepare annual audited financial statements.

6	Divisional Packs
Having regard to the purpose for which the Divisional Packs were prepared and the fact that the

Divisional Packs have not been (and were not required to be) audited or prepared on a statutory basis, save as described in the Disclosure Letter at paragraph [∙], the Divisional Packs:

(a)
do not materially overstate the assets or materially understate the liabilities and do not materially overstate the profits or materially understate the losses of the Target Group in respect of the period to which they relate;

(b)
have been prepared with reasonable skill and care using accounting policies, practices and principles which are consistent with those used in preparing the Divisional Packs and US GAAP for the preceding 3 years; and

(c)	reflect with reasonable accuracy the financial position of the Target Group as at the date to which they have been prepared.

7	Recent Business

7.1	Since the Accounts Date:

(a)
there has been no material adverse change in the financial or trading position of any Target Group Company excluding any material adverse change arising as a result of any matter or event (or series of related matters or events) which is a matter or event:

(i)	generally affecting the economy of any jurisdiction or business sector in which the Target Group Business operates; and

(ii)
which has a reasonably proportionate impact on the Target Group Business as compared with the impact such matter or event has on similar companies operating in the same jurisdiction or business sector as the Target Group Business;

(b)	each Target Group Company has carried on its business in the ordinary and usual course and without any material alteration in the nature, scope or manner of such business;

(c)
save as Disclosed at paragraph [∙] of the Disclosure Letter or otherwise reflected in the Divisional Packs, no dividend or other distribution of capital or income has been declared, made or paid by a Target Group Company;

(d)
except for those representing the ordinary and usual business of an annual general meeting, no other resolution of a Target Group Company's shareholders has been passed which is required to be filed at Companies House that has not been filed;

(e)	no Target Group Company has made any change to its accounting policies or practices used in the UK Accounts;

(f)	no Target Group Company has made any change in its accounting reference period;

(g)
no Target Group Company has created, allotted, issued, redeemed, purchased, reduced or repaid nor has it agreed to create, allot, issue, redeem, purchase, reduce or repay any of its share or loan capital;

(h)	no Target Group Company has repaid, redenominated, redeemed or purchased any of its share capital or loan capital or agreed to do so or reduced its share capital.

7.2	Since 31 January 2015:

(a)	save as Disclosed at paragraph [∙] in the Disclosure Letter or as otherwise Disclosed in the Divisional Packs since 31 January 2015, no Target Group Company has:

(i)	acquired or agreed to acquire any asset otherwise than in the ordinary course of trading or, in the case of an individual asset for a consideration of more than £50,000 in aggregate;

(ii)	disposed of or agreed to dispose any asset otherwise than in the ordinary course of trading or, in the case of an individual asset for a consideration of more than £50,000 in aggregate;

(iii)	assumed or incurred, or agreed to assume or incur any liability for capital expenditure otherwise than in the ordinary and usual course of trading;

(iv)	assumed or incurred, or agreed to assume or incur any individual item of capital expenditure in an amount in excess of £50,000, save as Disclosed; or

(v)	entered into a legally binding commitment to do any of the matters set out in paragraphs (i) to (iv) above;

(b)	save as Disclosed, no Target Group Company has lent any sum in the nature of borrowings other than intra-group otherwise than in the ordinary and usual course of business;

(c)
save as Disclosed, each Target Group Company has paid its third party creditors in the ordinary course of business and in accordance with the usual terms and in accordance with past practice in all material respects; and

(d)	the balance sheet in the Divisional Packs for each month since 31 January 2015 include an appropriate provision for bad debts as at the date of the Divisional Pack.

8	Assets

8.1	Those assets included in the asset register included in section 11.11.1.3.21.1.1.2 of the Data Room (Asset Register) are:

(a)	legally and beneficially owned by a member of the Target Group free from any Encumbrance; and

(b)	not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms.

8.2
In respect of any assets included in the Assets Register which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, each relevant Target Group Company has complied with the terms of such agreements in all material respects.

8.3
Save as Disclosed, the assets (other than the Company IPR, the Licenced IPR and the Property or other real property asset) owned or leased by the Target Group comprise all of the material non-real property assets necessary for the continuation of the business of each Target Group Company as carried on at the date of this Agreement and all of the assets owned by a Target Group Company or in respect of which a Target Group Company has a right of use which are capable of possession are in the possession or under the control of that Target Group Company.

9	Insurance

9.1
Each Target Group Company has effected all insurances required by law to be effected by it and such insurance covers risks normally covered by insurance by companies operating the type of business operated by the Target Group Company.

9.2
A list of all current insurance policies (the Policies) in respect of which each Target Group Company has an interest is contained in the Data Room and set out the full details of the name of the insurer, the level of cover, any applicable excess, and the relevant policy number(s). In respect of each such Policy:

(a)	it is currently in force and effect and, so far as the Seller is aware, there are no circumstances which are likely to make any such Policy void or voidable;

(b)	no insurer has disputed or given any indication that it intends to dispute the validity of any such Policy on any ground;

(c)	all premiums in relation to each Policy has been duly paid when they were due and there are no outstanding premium due; and

(d)
there has been no material breach of the terms, conditions and warranties of any of the Policies by a Target Group Company that would entitle the insurers to decline to pay all or any part of any claim made under the Policies or to terminate any Policy.

9.3
Each Target Group Company has, so far as the Seller is aware, complied with all applicable laws in relation to its current Policies, including the requirements to provide and retain evidence of insurances.

10	Insurance claims

10.1	Save as set out in the Disclosure Letter, there has been no insurance claim by any Target Group Company within the three years prior to the Completion Date.

10.2
No individual or related insurance claim for an amount in excess of £50,000 is outstanding under any of the insurance policies referred to in paragraph 9.1 and, so far as the Seller is aware, there are no circumstances which are reasonably likely to give rise to any insurance claim.

11	Guarantees and indemnities
Save as Disclosed, there are no outstanding obligations or liabilities (whether actual or contingent, ascertained or unascertained in quantum, disputed or undisputed) under any guarantee, indemnity, security, bond, letter of comfort or other equivalent obligation or other commitment in respect of any obligations or liabilities of any third party given by, or for the benefit of, any Target Group Company.

12	Indebtedness

12.1
Details of all external bank financings, borrowings (or agreement to create borrowings) and recorded security interests in respect thereof of any Target Group Company which are currently outstanding are contained in the Data Room at Section [2 (Indebtedness)] or described in the Disclosure Letter. No Target Group Company has repaid any borrowing in advance of its stated maturity otherwise than in the ordinary course of its business and, in respect of borrowings Disclosed, the relevant Target Group Company has not exceeded any limitation on its borrowing contained in its articles of association or in any debenture or loan stock deed or other instrument.

12.2	The Target Group Company is not in default under the terms of any borrowing referred to in paragraph 12.1.

12.3	No Target Group Company has engaged in any borrowing or financing not required to be reflected in its statutory accounts.

12.4
There is no mortgage, charge, pledge, lien, assignment, hypothecation or security interest or any other security agreement or arrangement, or any agreement or arrangement to create the same (other than retention of title claims arising in the ordinary course of trading pursuant to the contracts and arrangements disclosed in Sections 3,4, 5 and 6 of the Data Room or other than a lien arising by operation of law or statute in the ordinary course of trading) over or affecting the whole or any part of the undertaking or assets of any Target Group Company.

13	Debts

13.1	No Target Group Company has factored, sold or discounted any of its debts or agreed to do so.

13.2	No Target Group Company has granted credit terms exceeding 90 days, save as described in the Disclosure Letter.

13.3
None of the debts greater than £50,000 which are reflected in the Divisional Packs have been outstanding for more than 120 days from their due date for payment or have been released such that the debtor has paid less than the full amount of such debt.

13.4
So far as the Seller is aware, without having made enquiry, it has no reason to believe that a debtor will be unable to pay its debt as they fall due and, in the last 12 months, no written notice has been received by a Target Group Company from any material debtor of a Target Group Company that such debtor is unable to pay its debt as they fall due.

14	Contracts

14.1	Section 14.1 of the Disclosure Letter describes the relationship between the Target Group and its Key Customers and Key Suppliers and such description is accurate in all material respects.

14.2
The Data Room at Sections 3, 4, 5 and 6 and the Disclosure Letter contain up-to-date and complete copies (or where unwritten or unavailable, details) of all Material Commercial Contracts along with any other agreement or arrangement which is material to a Target Group Company including any which:

(a)	is in the nature of a partnership, joint venture or consortium arrangement or agreement or any agreement for sharing commissions or other income;

(b)	is incapable of termination without cause in accordance with its terms by a Target Group Company on more than 90 days' notice, save as described in the Disclosure Letter;

(c)
is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange and/or rate protection transaction, or any option with respect to any such transaction or any similar transaction; and

(d)	will result in any Target Group Company becoming liable for any finder's fee, brokerage or other commission in connection with the acquisition of the Companies by the Buyer.

14.3	Save as Disclosed, each of the Material Commercial Contracts is in full force and effect.

14.4	There are no outstanding liabilities or commitments on any Target Group Company arising from any agreements for the acquisition or disposal of any shares, business or undertaking.

14.5	There are no outstanding agreements or arrangements under which any Target Group Company is under an obligation to acquire or dispose of all or a substantial part of its assets or business.

14.6
No Target Group Company has received written notification within the last 12 months of the termination of (otherwise than through expiry in accordance with the terms of the relevant contract) or any claim made by the counterparty for breach of contract in respect of any Material Commercial Contract in circumstances where any such breach would incur costs to remedy by any Target Group Company in excess of £50,000 or has received written notification of an intention to exercise a right of the other party to terminate such Material Commercial Contract and, so far as the Seller is aware, there are no circumstances which are likely to give rise to such counterparty issuing a notification of termination or claim for breach of contract in respect of any Material Commercial Contract.

14.7
There are no contracts or arrangements entered into with Key Suppliers or Key Customers which are not customary for the Target Group’s industry or which have been entered into other than on an arms’ length basis.

14.8	Other than the Key Suppliers, no supplier to the Target Group cannot be readily replaced without material cost or expense to the relevant member of the Target Group or the Target Group as a whole.

14.9
There are no contracts which have been entered into otherwise than in the ordinary course of a Target Group Company's business or other than on an arms' length basis (save for contracts and arrangements entered into with the Seller’s Group where such terms have been Disclosed).

15	Competition law matters

15.1	No Target Group Company is, or has been, party to or engaged in any agreement, arrangement, practice or conduct (unilateral or otherwise) which:

(a)	is an infringement of Competition Law; or

(b)	in respect of which any filing, registration or notification is, was or will be required pursuant to any applicable Competition Law (whether or not the same has in fact been made); or

(c)	in connection with which it has been subject to an order or directions or has given any undertakings or commitments or assurances under any applicable Competition Law.

15.2
No Target Group Company has been notified in writing that it is the subject of any investigation, inquiry, other proceeding or threatened proceeding by or before any tribunal or court in relation to Competition Law or any Competition Authority, and nor has it been notified in writing of the same in the last three years.

15.3
No Target Group Company nor any of its affiliates or subsidiaries is in receipt of any payment, guarantee, financial assistance or other aid from either the government, any state body or through state resources which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for a decision declaring such aid to be compatible with the common market.

16	Litigation

16.1
Apart from the collection of debts in the ordinary course of business and save as Disclosed, no Target Group Company is engaged, nor has it in the past two years been engaged, in any capacity in any civil or criminal litigation, arbitration, prosecution or other legal proceedings or in any proceedings, hearings or investigations by or before any statutory or governmental body, department, board or agency and so far as the Seller is aware, no such litigation, arbitration, prosecution, investigations or other proceedings are pending or threatened by or against any Target Group Company which would have a material effect on any Target Group Company.

16.2
There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Target Group Company or any person for whose acts that company may be vicariously liable which is likely to have a material effect on any Target Group Company.

17	Anti-bribery and corruption

17.1
No Target Group Company nor any of its respective employees, directors, officers or Senior Employees (past or present) while acting on behalf of the Target Group is, or has at any time, engaged in any activity, practice or conduct or has taken any action or inaction, directly or indirectly, which would constitute an offence under any Anti-Bribery Laws

17.2
Each Target Group Company has in place adequate procedures designed to prevent its employees, contractors, sub-contractors, service providers, agents and intermediaries, joint venture and consortium partners and any other person who is, or has at any time been, "associated" with a Target Group Company for the purposes of section 8 of the Bribery Act 2010, from undertaking any activity, practice or conduct relating to the Target Group Business that would constitute an offence under any Anti-Bribery Laws.

18	Insolvency

18.1	No Target Group Company:

(a)
has suspended or ceased or threatened to suspend or cease to carry on its business, stopped payment of its debts as they fall due or any class of them or entered into any compromise or arrangement in respect of its debts or any class of them, nor has any step been taken to do any of those things;

(b)
has been dissolved or entered into liquidation, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction, nor has a petition been presented or (so far as the Seller is aware) other step been taken by any person with a view to any of those things; and

(c)	is not and has not admitted itself to be insolvent pursuant to any insolvency legislation applicable to it.

18.2
No UK Target Group Company has received notice in writing from any administrator, liquidator or insolvency practitioner that it has been a party to a transaction at an undervalue (as defined in s.238 Insolvency Act 1986) or that is has received a preference (as defined in s.239 Insolvency Act 1986), in each case, within the period of two years ending on the date of this Agreement.

18.3
Ben Sherman Clothing has not received written notice that any event analogous to any event set out at paragraph 18.2 has occurred in respect of it pursuant to the applicable insolvency laws in Atlanta, Georgia, United States of America.

18.4	No step has been taken by the Seller, the Target Group or, so far as the Seller is aware, any third party to initiate any process by or under which:

(a)	a creditor of any Target Group Company is enforcing any debt or other sum owed by any Target Group Company which is overdue for payment; or

(b)
some or all of the creditors of any Target Group Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any Target Group Company; or

(c)	a person is appointed to manage the affairs, business and assets of any Target Group Company on behalf of any Target Group Company's creditors;

(d)	the holder of a charge over any Target Group Company's assets is appointed to control the business and assets of any Company; and

(e)	any distress, execution or other process may be levied over the assets of any Target Group Company.

18.5
No loan capital, borrowings or interest is overdue for payment by any Target Group Company and no other material obligation or indebtedness of any Target Group Company is overdue for performance or payment.

18.6
In relation to any Target Group Company, no meeting of its creditors or any class of them has been held, summoned and, so far as the Seller is aware, no proposal has been made by a third party for a moratorium, composition or arrangement in relation to debts as a whole or any class of its debts or for any type of voluntary arrangement.

19	Ownership of IPR

19.1
The Data Room contains a list of all (a) Registered Company IPR; and (b) other Company IPR which is material to the Target Group Business; and such lists are true, accurate and complete in all material respects. All such listed Intellectual Property Rights are owned solely and exclusively by a Target Group Company, free and clear of all Encumbrances (other than licences of Intellectual Property Rights).

19.2
So far as the Seller is aware, all of the Registered Company IPR is valid, subsisting and enforceable. In the three (3) years preceding the date of this Agreement, no past or present act or omission has occurred on the part of the Seller’s Group or the Target Group which in each case would adversely affect such validity, subsistence or enforceability.

19.3
So far as the Seller is aware, the Company IPR and the Licensed IPR comprise all the Intellectual Property Rights that are material to the Target Group Business and are necessary to carry on the Target Group Business after Completion in the same manner as currently carried on.

19.4
The Domain Names are the only domain names used by the Companies or any Target Group Company (or on behalf of any Target Group Company) in the Target Group Business and a Target Group Company is named as the registrant or registrant organisation for each of the Domain Names.

19.5
All application and renewal fees payable in respect of the Registered Company IPR have been paid. So far as the Seller is aware, there are no grounds on which any registration or application for registration may be challenged, refused or forfeited or modified to result in narrower rights than the rights applied for.

19.6
No employee or independent contractor of any Target Group Company has in the two (2) years preceding the date of this Agreement asserted or threatened to assert any claim that the Target Group is not the legal and beneficial owner of any material Company IPR which such employee or independent contractor has contributed to the development of. Each employee or independent contractor of any Target Group Company who has developed, or contributed to the development of, Intellectual Property Rights material to the Target Group Business (including in respect of fabric patterns or product designs which are material to the Target Group Business) is employed on terms which oblige him to assign, or has otherwise entered into an agreement with a Target Group Company which assigns and obliges him to assign, all such Intellectual Property Rights arising therefrom to a Target Group Company.

20	IPR Agreements

20.1	Details of all IPR Agreements are set out in Section 5.2 of the Data Room, and such details are true, accurate and complete in all material respects.

20.2	So far as the Seller is aware, each IPR Agreement is in full force and effect, with no written notice having been given by either side to terminate it.

20.3
The Target Group and, so far as the Seller is aware, all other parties to the IPR Agreements have complied with all obligations pursuant to each of the IPR Agreements in all material respects and no disputes have arisen in respect of it in the two (2) years preceding the date of this Agreement save for any dispute which would not have a material adverse effect on any Target Group Company.

20.4	The entry into and performance of this Agreement and all other Transaction Documents will not (a) result in the termination of, or enable any person to terminate, any IPR Agreement, or (b)

otherwise materially restrict the Target Group’s freedom to use and/or to exploit any Licensed IPR after Completion in the same manner as currently used and/or exploited.

20.5
Save for the IPR Agreements granted by any Target Group Company, no Target Group Company has granted nor is it obliged to grant any licences in respect of all or any part of the Registered Company IPR or any Company IPR which is material to the Target Group Business, in each case which will materially restrict the Target Group’s freedom to use and/or to exploit such Company IPR.

21	Infringements

21.1
So far as the Seller is aware, none of the Company IPR or Licensed IPR which is material to the Target Group Business is being, or has been in the three (3) years preceding the date of this Agreement, infringed, misappropriated, or used without authorisation where such infringement or use would have a material adverse effect on any Target Group Company. Save as Disclosed, the Target Group has not in the two (2) years preceding the date of this Agreement sent a written notice alleging that a third party is infringing or misappropriating the Company IPR or Licensed IPR where such infringement or use would have a material adverse effect on any Target Group Company.

21.2
The Target Group has not in the two (2) years preceding the date of this Agreement received written notice to indicate that it or the Company IPR infringes the Intellectual Property Rights which would have a material adverse effect on any Target Group Company and, so far as the Seller is aware, the Target Group has not in the three (3) years preceding the date of this Agreement infringed the Intellectual Property Rights of any other person where such infringement would have a material adverse effect on any Target Group Company. The Target Group is not engaged in any outstanding disputes under which it is alleged that the operations or products of the Target Group Business or the Company IPR infringe the Intellectual Property Rights of a third party which would have a material adverse effect on any Target Group Company.

22	IT Systems

22.1	The Companies have not in the last six months experienced a material failure or breakdown of the IT Systems which has had a material effect on the operation of the Target Group Business.

22.2
The Seller has Disclosed to the Buyer copies of any agreement entered into by either of the Companies or any Target Group Company, or, in the absence of any definitive agreements therefor, a summary of the proposed commercial terms in respect of any planned upgrade or new acquisition of the IT Systems which is likely to have a material impact on the Target Group Business.

22.3
So far as the Seller is aware, the IT Systems are in all material respects functioning properly and have been supported and maintained in accordance with good industry practice. Each Target Group company has in place disaster recovery plans relating to the IT Systems in accordance with good industry practice.

22.4
So far as the Seller is aware, in the six months before the date of this Agreement, no Target Group Company has received a written notice from a third party alleging that a Target Group Company is in default under licences or leases relating to the IT Systems which are material to the Target Group Business.

22.5
Each Target Group company has in place and operates procedures and processes in relation to the security of the IT Systems and the confidentiality and integrity of all data stored in them in accordance with good industry practice.

23	Data Protection

23.1	Each Target Group Company has complied in all material respects with all applicable Data Protection Laws.

23.2	Copies of all current material registrations or notifications required by any Target Group Company under Data Protection Laws are Disclosed.

23.3	Copies of each Target Group Company's privacy and other internal policies and procedures relating to the handling or processing of personal data and subject access requests are Disclosed.

23.4
Save as Disclosed, no Target Group Company has in the two (2) years preceding the date of this Agreement received any notice, allegation or complaint alleging that any Target Group Company has not complied with any Data Protection Laws.

23.5
The execution and delivery of this Agreement, and the performance of the Seller of its obligations under, and compliance with the provisions of, the Transaction Documents will not result in any breach or violation of any Data Protection Laws.

24	Officers and Employees

24.1
The Data Room contains full and accurate details of the employees of each Target Group Company as at 1 July 2015, by reference to employee ID/payroll numbers, titles/categories of employees, their total number, dates of birth, period of continuous employment, remuneration and contractual benefits payable (including bonus arrangements), length of notice to terminate their contract and location.

24.2
The Data Room contains copies of the service contracts of the directors or persons serving equivalent functions of each Target Group Company and the contracts of employment of Senior Employees and a representative sample of the contracts of employment between each Target Group Company and its employees.

24.3
The Data Room contains copies of all contracts with individual consultants and contractors to which any Target Group Company is a party and all contracts applicable to the supply of any temporary labour supply or agency workers to any Target Group Company.

24.4	No Senior Employee has given notice terminating their contract of employment or is under notice of dismissal from any Target Group Company.

24.5
Save as Disclosed, no director, officer or employee of the Company or any Target Group Company will be entitled to receive any payment from any Target Group Company arising out of or pursuant to either this Agreement or Completion.

24.6
No Target Group Company is under a contractual obligation to make any future change in the remuneration or benefits of any of the employees other than salary or wage increases in the ordinary course of business.

24.7
Save as Disclosed, there is not outstanding any contract of employment between a Target Group Company and any of the employees which is not terminable by a Target Group Company on three months' notice or less without giving rise to a payment in lieu of notice or claim for damages or compensation for breach of contract.

24.8
Save as Disclosed, no Target Group Company has made any outstanding offer nor agreed in writing to employ any person on an annual salary of £75,000 or above who is not an employee of the Target Group Company at the date of this Agreement.

24.9
Save as Disclosed, so far as the Seller is aware each Target Group Company has complied in all material respects with all its statutory and contractual obligations to or in respect of its employees and its former employees arising out of their employment or the terms and conditions of employment, and under applicable law, and no amount due to or in respect of any employee (current or former) is in arrear and unpaid other than salary for the month current at the date of this Agreement or business expenses.

24.10
There are no arrangements or proposals by any Target Group Company currently in progress for dismissing any material number of employees of any Target Group Company by reason of redundancy or efficiency or business reorganisation and there are no plans or obligations in respect of any redundancy or severance payment scheme which are in excess of statutory requirements.

24.11
Save as Disclosed, no Target Group Company has any express or implied contractual obligation to make payments in excess of the statutory redundancy payment to officers or employees in the event they are dismissed due to redundancy or to make severance payments upon termination of employment that exceed any payment for contractual notice due to any officer or employee.

24.12
There is no recognition or collective agreement between any Target Group Company and any trade union or other representative body or any collective bargaining agreement applicable to any Target Group Company in relation to any of the employees and, so far as the Seller is aware, no Target Group Company has received any request from a trade union for recognition in the last two years.

24.13	Save as Disclosed, within two years preceding the date of this Agreement, there has been no industrial action by employees of any Target Group Company.

24.14
No Target Group Company is involved in any claim or legal proceedings or any material dispute with any of its employees or workers or former employees or workers or trade union or employee representative or any other such body under applicable employment legislation.

25	Pensions

25.1
Save for the Schemes and for any arrangements Disclosed in the Data Room, no Target Group Company is party to, or participates in or contributes to any scheme, agreement or arrangement for the provision of any Relevant Benefits for or in respect of any Relevant Benefits Person or any other arrangement for the provision of any retirement or pension benefits to its employees or former employees. No announcement or communication has been issued by the Seller or a Target Group Company in the twelve months preceding the date of this Agreement regarding the introduction of any such arrangement for a Target Group Company.

25.2	The information Disclosed in the Data Room contains:

(a)	complete and accurate details of the contribution rates payable by the Target Group to the Schemes;

(b)	copies of all material governing documentation in relation to the Schemes; and

(c)	materially complete and accurate lists of the current members of each Scheme and any employees of any Target Group Company who have been offered membership or are eligible for membership.

25.3	All contributions and other amounts which have fallen due for payment to the Schemes by a Target Group Company have been paid in full and in accordance with applicable laws.

25.4	All lump sum benefits payable in the event of death are insured, and all premiums payable under such insurance contracts have been paid when due and in accordance with applicable laws.

25.5	Save as Disclosed, no Relevant Benefits Person has transferred to employment within a Target Group Company under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

25.6
In relation to the provision of Relevant Benefits, no Target Group Company has discriminated against, or in relation to, any Relevant Benefits Person on grounds of age, sex, disability, marital status, hours of work, fixed term or temporary agency worker status, sexual orientation, religion or belief.

25.7	As far as the Seller is aware, the Schemes are administered and operated in material compliance with the provisions of their governing documentation and applicable laws.

25.8
Each Target Group Company has complied with the applicable obligations of the Pensions Act 2008 relating to pension scheme membership for jobholders and has complied in all material respects with any other applicable laws regarding provision of minimum or mandatory pension or retirement benefit arrangements for employees or workers.

25.9
Where any Schemes are required to be registered with or approved by any authority, regulator or similar, so far as the Seller is aware such registration or approval has validly been made and is in full force and effect.

25.10
The Schemes only provide money purchase benefits within the meaning of section 181 of the Pension Schemes Act 1993 and no assurance has been given to any Relevant Benefits Person by any Target Group Company of any particular level or amount of benefit (other than death in service benefits) payable to or in respect of him on retirement, death or leaving service.

25.11
As far as the Seller is aware, there have been no contribution notices or financial support directions issued by the Pensions Regulator against a Target Group Company and there have been no circumstances which could reasonably be expected to give rise to such a liability arising out of the operation of sections 38 to 57 of the Pensions Act 2004.

25.12
There is no material claim, dispute or action outstanding against any Target Group Company in relation to the Schemes (other than routine claims for benefits). No Target Group Company has received notice that any material claim, dispute or action in relation to the Schemes is pending and so far as the Seller is aware there are no circumstances likely to give rise to any such claim, dispute or action.

26	Property

26.1	The Properties are all the properties owned, controlled, leased, used or occupied by a Target Group Company or in which any Target Group Company has any interest at the present time.

26.2	The details of the Properties contained in section 3 of the Data Room are true and accurate in all material respects.

26.3	Each relevant Target Group Company has paid all rent or licence fees and all other outgoings which have become due and demanded in respect of the Properties.

26.4
Each relevant Target Group Company has performed and observed all material tenant obligations under the leases (and any ancillary documents) of the Properties and has no reason to suspect that any such documents may be forfeited or determined for breach of any tenant obligations.

26.5
Neither the Seller nor any Target Group Company has received written notice of any material dispute, claims, demands, actions, notices or complaints relating to any of the Properties which have a material adverse effect on the operation of the business of the Target Group Company.

26.6	There are no current negotiations in respect of any rent review under the leases pursuant to which a Property leased by a Target Group Company is held.

26.7	A Target Group Company is the sole legal and beneficial owner of the leasehold interest in each of the Properties.

26.8	Except in relation to the Properties, no Target Group Company has any liability (whether actual or contingent) in relation to any freehold or leasehold property.

26.9	Save as set out in the documents of title the Properties are free from any mortgage, debenture or charge (whether specific or floating, legal or equitable) rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of a Target Group Company.

26.10	No Target Group Company has granted any leases or tenancies in respect of any of the Properties.

26.11	No Target Group Company is a party to any uncompleted agreement to acquire or dispose of any freehold or leasehold property.

26.12	The title deeds to the Properties, including the leases, are in the possession or under the control of a Target Group Company.

26.13
The Properties are not subject to any liability for the payment of any outgoings other than national non-domestic rates, land tax, water and sewerage services, charges and insurance premiums, rents and service charges.

26.14
So far as the Seller is aware, in the 12 months before the date of this Agreement, no Target Group Company has experienced any material interruption (here material meaning more than 24 hours) to the use and enjoyment of the main services of water, drainage, electricity and gas.

27	Stock

27.1	Each Target Group Company's stocks of finished goods are in good condition, are fit for their intended purpose and in a condition that is saleable in the ordinary and usual course of its business.

27.2
Each Target Group Company's stock and work in progress are at their normal levels for the time of year, are not excessive and are adequate for the current requirements of its business, having regard to current and reasonably anticipated demand.

28	Ben Sherman Clothing

28.1	US Employees:

(a)
So far as the Seller is aware, no employee of Ben Sherman Clothing is subject to any non-compete, nondisclosure or confidentiality agreement entered into with a non-Target Group Company which would prevent that employee from performing his or her employment obligations in full to Ben Sherman Clothing. Ben Sherman Clothing has complied in all material respects with the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986, and has in place immigration compliance verification systems, pursuant to which Ben Sherman Clothing verifies the employment status of each of its employees and maintains related records and documents, including Form I-9.

(b)
Save as Disclosed or set out in the Disclosure Letter, there is no accrued and unpaid sick leave or vacation pay owed to any employee of Ben Sherman Clothing or uncollected or unpaid payroll taxes or withholding taxes with respect to such employee. Copies of the employee handbook applicable to Ben Sherman Clothing and its employees and the sick leave and vacation policies are contained in the Data Room and are true and complete.

28.2	US Leases:

(a)	The information concerning the leases of the Properties in the United States (the “US Leases”) set forth in the Data Room is true, complete and correct in all material respects.

(b)	Save as Disclosed:

(i)
in the last two years, the Seller has not received any written notice from a landlord of its US Leases concerning any proposed assignment or termination of any of the US Leases or any actual or alleged defaults or breaches thereunder by Ben Sherman Clothing;

(ii)
no US Lease is subject to a Subordination and Non-Disturbance Agreement or any agreement requiring the consent of a lender or any other third party to an amendment, assignment or termination of the US Lease; and

(c)
Except as set forth in the Disclosure Letter, the tenant under each US Lease has not given written notice to the Seller or the landlord of the US Lease to terminate the US Lease prior to the expiration of the current term.

28.3	Environmental and Safety Requirements

(a)
Neither the Seller nor Ben Sherman Clothing has received any written notice regarding any actual or alleged violation of Environmental and Safety Requirements, or any Losses, including any investigatory, remedial or corrective obligations arising under Environmental and Safety Requirements, and relating to any properties or facilities currently owned or occupied by Ben Sherman Clothing.

(b)
The Seller and Ben Sherman Clothing have complied in all material respects with all Environmental and Safety Requirements in connection with the properties or facilities currently owned or occupied by Ben Sherman Clothing.

28.4	ERISA Plans

(a)	Ben Sherman Clothing has no ERISA Plans.

(b)
Ben Sherman Clothing does not sponsor, maintain, or contribute to (nor is Ben Sherman Clothing obligated to contribute to) and or has any current or potential obligation or liability under or with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated, (iii) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Ben Sherman Clothing has no current or potential liability or obligation as a result of at any time being considered a single employer under Section 414 of the Code or under Section 4001(b) of ERISA with any other Person. Neither Ben Sherman Clothing nor any ERISA Affiliate of Ben Sherman Clothing is a “contributing sponsor” of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA.

28.5	Sales and Use Tax

(a)
Neither the Seller nor Ben Sherman Clothing has taken any action or failed to take any action which would subject any of the future officers or directors of Ben Sherman Clothing to any assessments or liability for sales and use tax relating to any period prior to the Completion.

Part B

29	Tax

29.1
Each Target Group Company has provided all material information required for Tax purposes and has complied in all material respects, on a timely basis, with all notices served on it and any other requirements lawfully made of it by any Taxation Authority. All returns of each Target Group Company have been made on a proper basis and are correct in all material respects, and no such return is or, as far as the Sellers are aware, is likely to be, the subject of any dispute with any Taxation Authority.

29.2	Each Target Group Company has paid all Taxation for which it has become liable to pay.

29.3
The UK Accounts and the Seller’s Audited Accounts include provision or reserve (as appropriate) in accordance with applicable generally accepted accounting principles, standards and practices for Taxation liable to be assessed on a Target Group Company or for which a Target Group Company is accountable in respect of income, profits or gains earned, accrued or received on or before the Accounts Date, and in respect of any event occurring or deemed to have occurred on or before the Accounts Date.

29.4	Since 2 May 2015 (being the date of the most recent Divisional Pack) no material Taxation has arisen other than in the ordinary and usual course of the Target Group Company's business.

29.5
Each Target Group Company has, where legally obliged to do so, deducted or withheld amounts in respect of Taxation and has accounted to the relevant Taxation Authority for the Taxation so deducted or withheld.

29.6
Each Target Group Company has made and filed all material returns, claims for relief, applications, notifications, computations, reports, accounts, statements, supplies of information, registrations and assessments (Returns) it was required by law to submit to a Taxation Authority. Each Target Group Company has prepared, kept and preserved sufficient records as required by law and to enable it to deliver materially correct and complete Returns in respect of accounting periods commencing on or before Completion, and has made all Returns within applicable time limits. Such records are materially accurate and up-to-date.

29.7
No Target Group Company has within the last three years paid or become liable to pay any penalty, fine, surcharge or interest in connection with Taxation. No UK Target Group Company is subject to any suspended penalties. There are no liens on any of the assets of the US Target Company that arose in connection with any failure (or alleged failure) to pay any Tax.

29.8
No Target Group Company has within the last three years been subject to (nor, so far as the Seller is aware, is it likely to be subject to) any material non-routine visit, audit, investigation, enquiry, discovery or access order by any Taxation Authority.

29.9
Each Target Group Company has, for Taxation purposes, duly made and submitted all material claims, disclaimers, and elections and given all material notices and consents assumed to have been made, submitted or given for the purposes of the UK Accounts.

29.10
No material amount of Tax chargeable on each Target Group Company during any accounting period ending on the Accounts Date or at any time during the period of three years ending on the Accounts Date has depended upon any concession, agreement or other formal or informal arrangement with any Taxation Authority.

Groups of companies

29.11	The UK Target Group Companies are not, and have not within the last three years been, party to any such arrangement as is mentioned in section 36 Finance Act 1998 (group payment arrangements).

29.12
For U.S. federal income tax purposes and applicable state and local income tax purposes Ben Sherman Clothing is a disregarded entity separate from the Seller, its sole owner.  Save for Ben Sherman Limited and Ben Sherman Group Limited, each other Target Company is regarded as a corporation for U.S. tax purposes.  Ben Sherman Limited and Ben Sherman Group Limited are disregarded entities for U.S. federal income tax purposes and applicable state and local income tax purposes and evidence of this is attached to the Disclosure Letter.

29.13
No Target Company is party to any agreement or arrangement relating to Tax sharing, Tax allocation or Tax indemnification. No Target Company has liability for the Taxes of any Person under federal, state, local or non-US law, as a transferee or successor, by contract or otherwise (other than the US Target Company with respect to Seller as a result of being a disregarded entity for US federal income tax purposes that is wholly owned by Seller).

Value added tax

29.14	Each UK Target Group Company is a taxable person duly registered for the purposes of the Value Added Tax Act 1994.

29.15
Each Target Group Company has, within the last three years, complied materially with its legal obligations relating to value added tax, including maintaining and retaining complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by law.

29.16
The UK Target Group Companies have, within the last six years, been registered as a member of a group of companies for the purposes of sections 43 to 43C Value Added Tax Act 1994 (groups of companies) of which the representative member is the Company (the Representative Member), and no company other than a UK Target Group Company has been a member of such tax group.

Employees

29.17
Each UK Target Group Company has, within the last three years, complied with its legal obligations relating to PAYE and National Insurance contributions and any similar amounts payable to a Taxation Authority outside the United Kingdom.

Stamp taxes

29.18
So far as the Seller is aware, there is no instrument executed on or before the date hereof to which a Target Group Company is a party, or which is necessary to establish a Target Group Company's rights or a Target Group Company's title to any asset, which is liable to stamp duty (or any similar duty or Tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid.

29.19	Each Target Group Company has duly paid all stamp duty reserve tax for which it has been liable.

29.20
Full details of all chargeable interests (as defined by section 48 of the Finance Act 2003) acquired or held by a Target Group Company at Completion in respect of which it may be required or authorised to file a land transaction return on or after the date of this Agreement are Disclosed.

International

29.21	Each Target Group Company is and always has been resident in, its place of incorporation for Taxation purposes and is not and has never been resident or treated as resident in any other jurisdiction for any tax purpose or for the purposes of any double taxation agreement.
U.S. taxes

29.22	There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by any Target Group Company for US federal, state or local Tax purposes.
FIRPTA

29.23
On or prior to the Completion, the Seller will have delivered to the Buyer a certification dated as of the Closing Date (in such form and substance as may be reasonably requested by counsel to the Buyer and conforming to the requirements of Treasury Regulations 1.1445-2(b)(2)) that it is not a foreign person, as defined by the Code.

Schedule 3
Buyer Warranties

1	The Buyer is a company duly incorporated and validly existing under the laws of England and Wales.

2	The Buyer has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Transaction Documents.

3
The execution and delivery of the Transaction Documents and the performance by the Buyer of its obligations under them have been duly authorised by all necessary corporate action on its part (whether under its articles of association or otherwise).

4
The Transaction Documents and the other documents executed by the Buyer which are to be delivered at Completion will, when executed, constitute legal, valid and binding obligations of the Buyer (as the case may be) in accordance with their respective terms.

5	The execution and delivery of, and the performance by the Buyer of its obligations under, and compliance with the provisions of, the Transaction Documents will not result in:

(a)	any breach or violation by it of any provision of its articles of association;

(b)	any breach of, or constitute a default under, any instrument or agreement to which it is a party or by which it is bound; or

(c)	any breach of any law or regulation in any jurisdiction having the form of law or of any order, judgment or decree of any court or governmental agency by which it is bound.

6
No consent, authorisation, licence or approval of its shareholders or of any governmental, administrative, judicial or regulatory body, authority or organisation is required, nor any notice to or registration with such body is required to be made, to authorise the execution, delivery, validity, enforceability or admissibility in evidence of any of the Transaction Documents or the performance by the Buyer of its obligations under them.

7
No order has been made and no resolution has been passed for the winding up of the Buyer nor for a provisional liquidator to be appointed in respect of the Buyer and no petition has been presented and no meeting has been convened for the purpose of winding up the Buyer.

8	No administrator has been appointed and no legal proceedings or other procedure or step has been taken in relation to the appointment of an administrator in respect of the Buyer.

9	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Buyer or in respect of all or any material part of its assets.

10
No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Buyer and no step has been taken with a view to a composition, assignment or arrangement with any class of creditor of the Buyer.

11
The Buyer is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and, for these purposes, sections 123(i)(e) and 123(2) Insolvency Act 1986 shall be deemed amended by deletion of the words "it is proved to the satisfaction of the Court that" and the Buyer has not stopped or suspended paying its debts as they fall due nor has the Buyer by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

Schedule 4     Completion obligations

Schedule 5
Provisions for the protection of the Seller

1	Time limits

1.1
Subject to paragraph 1.2, the Seller will not be under any liability in respect of a Claim, a Relevant Claim or Taxation Claim or a claim under the Taxation Deed unless the Buyer has given notice in writing of such Claim (specifying on a without prejudice basis in reasonable detail the matter in respect of which such Claim is made and to the extent known the amount claimed) to the Seller:

(a)
in the case of a Taxation Claim or a claim under the Taxation Deed with respect to Taxes of the UK Target Group Company, on or before the sixth anniversary of Completion, and in the case of a Taxation Claim or a claim under the Taxation Deed with respect to Taxes of Ben Sherman Clothing, until the day that is sixty (60) days after the expiration of the applicable statute of limitations plus any applicable extensions or waivers thereof;

(b)	in the case of a Relevant Claim in respect of a breach of any of the Fundamental General Warranties, on or before the sixth anniversary of Completion;

(c)	in the case of a Relevant Claim in respect of a breach of any of the Fundamental IP Warranties, on or before the fourth anniversary of Completion;

(d)	in the case of a General Warranty Claim, on or before the date which is 21 months after the date of Completion; or

(e)
in the case of any other Claim, on or before the sixth anniversary of Completion (save for any Claims brought by the Buyer against the Seller in connection with paragraph 5.3 of Schedule 13 which shall be limited by time only as implied by any relevant statute of limitations).

1.2
The Buyer acknowledges and agrees that any claim made pursuant to paragraph 1.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn nine months after service of the notice referred to in paragraph 1.1 unless proceedings in respect thereof shall have been both properly issued and validly served on the Seller, it being agreed by the Seller and the Buyer that the time period referred to in this paragraph 1.2 shall not commence until the expiry of the relevant Resolution Period.

1.3
Paragraph 1.1 shall not apply, and no other limitation in this Agreement shall apply in favour of the Seller, to the extent that there has been fraud or fraudulent misrepresentation on the part of the Seller.

2	Maximum liability

2.1	The maximum liability of the Seller in respect of all claims under this Agreement or the Taxation Deed shall not exceed, in aggregate, one hundred per cent (100%) of the Enterprise Value.

2.2	Subject always to paragraph 2.1, the Buyer acknowledges and agrees that the maximum aggregate liability of the Seller:

(a)	shall not exceed one hundred per cent (100%) of the Enterprise Value in respect of all claims for:

(i)	any breach of the Fundamental General Warranties or the Fundamental IP Warranties;

(ii)	all claims under the Taxation Deed or the Tax Warranties;

(iii)	all other Claims other than General Warranty Claims or Claims under paragraph 8.2 of Schedule 13; and

(b)	shall not exceed twenty per cent (20%) of the Enterprise Value in respect of all General Warranty Claims (excluding interest).

2.3
For the purposes of paragraphs 2.1 and 2.2, the amount of any costs and expenses and other amounts (including interest) ordered or determined to be payable (together with any irrevocable VAT thereon) to the Buyer by any judgment, order, settlement or award in connection with or arising out of any Relevant Claim, Taxation Claim or Claim shall be excluded from the sums referred to therein as a liability in respect of the Relevant Claim, Taxation Claim or Claim (as the case may be).

3	Small claims and threshold

3.1	The Seller shall not be liable in respect of a Relevant Claim unless and until:

(a)	the amount of such Relevant Claim exceeds £50,000 (a Qualifying Claim); and

(b)
the aggregate amount of all Qualifying Claims exceeds £300,000 (the Aggregate Threshold Amount), in which event the Seller shall be liable for the whole of such amount claimed (subject to the other provisions of this Agreement) and not only for the excess.

3.2
For the purposes of paragraph 3.1, the amount of all costs and expenses of the Buyer’s Group (together with any irrecoverable VAT thereon) in bringing any Relevant Claim shall be excluded from the sums set out in paragraph 3.1.

3.3	The exclusions listed in paragraph 3.1 shall not apply in respect of any Taxation Claims or for any claims under the Taxation Deed or any Claim other than a Relevant Claim.

4	Specific limitations

4.1	The Seller shall not be liable in respect of a Relevant Claim (other than a Claim under the Tax Warranties) to the extent that the matter giving rise to, or the loss arising from, that claim:

(a)	is agreed, settled or otherwise determined to be a lower amount than the Qualifying Claim or the Aggregate Threshold Amount;

(b)
results from a change in the accounting or taxation policies or practices of any Buyer Group Company (including the method of submitting taxation returns) introduced or having effect on or after Completion;

(c)	occurs as a result of or is otherwise attributable to:

(i)
any legislation not in force at the date of this Agreement or any change of law or administrative practice or judicial interpretation which comes into force or effect after the date of this Agreement; or

(ii)	any increase after the date of this Agreement in any rate of Taxation; or

(iii)	any Buyer Group Company disclaiming any part of the benefit of any capital or other allowances against Taxation claimed or proposed to be claimed on or after Completion;

(d)
was taken into account in the UK Accounts (including the calculation of any allowance, provision or reserve in the UK Accounts), or was included or expressly referred to in the notes to the UK Accounts;

(e)	was specifically taken into account for the purposes of the Completion Accounts;

(f)	arises as a consequence of any change of residence of any Buyer Group Company on or after Completion;

(g)
would not have arisen but for any change in ownership, reorganisation, amalgamation or restructuring of any Buyer Group Company on or after Completion (provided that this paragraph (g) does not restrict or limit a right to assign pursuant to clause 19, subject always to clause 19.5);

(h)	has been recovered by the Buyer under any Seller Warranty or term of this Agreement or any other document entered into pursuant to this Agreement; or

(i)	is Disclosed.

4.2	Other than for fraud or fraudulent misrepresentation, the Seller shall not in any circumstances be liable to the Buyer in tort or for breach of statutory duty.

5	Contingent and unquantifiable liabilities

5.1
If any Relevant Claim is made within the time limits referred to in paragraph 1.1 in respect of a liability which, at the time such claim is notified to the Seller, is contingent or is otherwise not capable of being quantified, then:

(a)
the Seller shall not be under any obligation to make any payment in respect of such Relevant Claim to the extent (but only to the extent) that such liability is contingent or unquantifiable unless and until such liability ceases to be contingent or unquantifiable; and

(b)
paragraph 1.2 shall be amended in relation to such Relevant Claim so as to require legal proceedings to be commenced within nine months of the date on which such liability ceases to be contingent or becomes capable of being quantified, as the case may be.

5.2
For the purposes of this paragraph 5, a liability shall only be unquantifiable if it is of a nature which is capable of precise determination but which is not at the relevant time capable of determination on the basis of the information in the possession of any member of the Buyer's Group.

6	Conduct of claims

6.1	If any Buyer Group Company becomes aware of any matter:

(a)
which is reasonably likely to give rise to a claim being made by a third party against a Buyer Group Company which will or is reasonably likely to give rise to a Relevant Claim (other than a Taxation Claim); or

(b)
in respect of which any Buyer Group Company is or is reasonably likely to become entitled to recover from any third party any sum in respect of any loss, damage or liability which is or may become the subject of a Relevant Claim (other than a Taxation Claim), in each case, a Third Party Claim, then the following provisions of this paragraph 6 shall apply.

6.2	The Buyer shall, upon the Buyer, or any Buyer Group Company becoming aware of the Third Party

Claim, as soon as reasonably practicable, give written notice (containing reasonable details of the Third Party Claim) to the Seller of the matter.

6.3
The Buyer shall not, and shall procure that no Buyer Group Company shall, make any admission of liability in respect of the Third Party Claim, or compromise or settle the Third Party Claim, without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed. Upon request, the Buyer shall provide to the Seller all details of all amounts recovered in respect of such Third Party Claim or shall confirm that there are none.

6.4	The Buyer shall, and shall procure that each Buyer Group Company shall:

(a)
between the hours of 9:30 to 5:30 from Monday to Friday and on receiving no less than 3 Business Days’ notice provide, the Seller and the Seller's professional advisers with reasonable access to premises, personnel and to all relevant documents, records, correspondence, accounts and other information within the possession of any Buyer Group Company solely for the purpose of investigating the Third Party Claim;

(b)
retain and preserve all relevant documents, records, correspondence, accounts and other information within the possession of any such persons which are or would reasonably be considered relevant in connection with the Third Party Claim for so long as any such actual or prospective Third Party Claim remains outstanding, provided that nothing in this paragraph 6.4 shall require the Buyer or any Buyer Group Company to provide or allow access to such information that is reasonably regarded by the Buyer and its legal advisers as legally privileged in relation to any actual or potential Third Party Claim. For the avoidance of doubt, the Seller shall at all times keep confidential, and shall procure that its representatives shall at all times keep confidential, all information obtained by it pursuant to this paragraph 6.4 (provided that the Seller shall not be restricted from disclosing such information to the extent required in connection with any legal action or proceedings).

6.5
The Seller shall be entitled to copies of any of the documents, records and information referred to in paragraph 6.4(b) or, in the event that the Seller wants to insure against its liabilities in respect of any actual or prospective Third Party Claim, any information that a prospective insurer may reasonably require before effecting such insurance.

6.6	The Buyer shall, and shall procure that each Buyer Group Company shall:

(a)
take such action and institute such proceedings, and give such information and assistance, as the Seller may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the Third Party Claim or to enforce against any person (other than the Seller) the rights of any Buyer Group Company in relation to the Third Party Claim, and more generally co-operate with the Seller and its professional advisers; and

(b)
in connection with any proceedings related to the Third Party Claim (other than against the Seller) use professional advisers nominated by the Seller and, if the Seller so requests, permit the Seller to have exclusive conduct of the negotiations and/or proceedings.

6.7
The Seller shall indemnify, to the Buyer's reasonable satisfaction, the Buyer and each Buyer Group Company against all costs and expenses which may reasonably be incurred by the Buyer and each Buyer Group Company in complying with its or their obligations under paragraphs 6.4 and 6.6.

6.8
Nothing in paragraph 6.3 and 6.6 or paragraph 8 shall permit the Sellers to take, or require the Buyer or any member of the Buyer’s Group to take or omit to take, any action in relation to any Third Party Claim where, in the opinion of the Buyer, such action or omission could reasonably be expected to be materially prejudicial to the commercial interests and business (including its effect on the balance sheet) of the Target Group or the Buyer's Group.

7	No duplication of liability
Neither the Buyer nor any member of the Buyer’s Group shall be entitled to recover damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

8	Remediable breaches
Subject to paragraph 6.8, where the matter or default giving rise to a Relevant Claim is capable of remedy, the Buyer shall procure that the Seller is given the opportunity, within 20 Business Days after the date on which notice of such Relevant Claim is given to the Seller pursuant to paragraph 1.1, to remedy the relevant matter or default (if capable of remedy) and the Buyer shall provide (and procure that each Buyer Group Company shall provide) at the Seller’s cost all reasonable assistance to the Seller to remedy the relevant matter or default.

9	Calculating liability
If the Buyer is or may be entitled to recover from some other person (other than a member of the Buyer's Group) any sum in respect of any matter giving rise to a Relevant Claim (including under any Policy), the Buyer shall procure that reasonable steps are taken to enforce recovery and, if aggregate sums in excess of the Loss Amount (the Loss Amount being the aggregate of (i) the full amount of any losses or liabilities suffered by the Buyer in respect of the same, substantially similar or related facts, matters, circumstances and/or liabilities as the Relevant Claim and (ii) all reasonable costs and expenses properly incurred (including the increase to any insurance premiums) and (iii) any Taxation suffered by the Buyer in connection with the recovery of such amount (including, for the avoidance of doubt, in relation to the Relevant Claim)) is received in cash by the Buyer from the Seller and such other person, the Buyer agrees to repay to the Seller the lower of (a) the amount of such excess and (b) the sum actually received by the Buyer from the Seller in respect of such Relevant Claim.

10	Mitigation
For the avoidance of doubt, the Buyer shall (and shall procure that each Buyer Group Company shall), pursuant to its general legal obligations, take reasonable steps to mitigate any loss which it may suffer or incur in respect of any Relevant Claim.

11	Seller acting as agent for Designated Seller
The Buyer acknowledges and agrees that the Seller Warranties are being given by the Seller on behalf of itself and as agent for and on behalf of the Designated Seller. The Seller shall procure that the Designated Seller complies with its obligations to make any payment to the Buyer in respect of a breach of a Seller Warranty. The Seller shall be liable for any failure by the Designated Seller to make any such payment.

12	Successful Claims constitute a reduction in Final Purchase Price
If any payment is made by the Seller to the Buyer in satisfaction of a successful Relevant Claim or under the Taxation Deed, such payment shall be treated as an adjustment to the consideration paid for the Sale Shares. If such adjustment would reduce the consideration paid for the US Sale Shares or the UK Sale Shares (as the case may be) to less than £1, then such payment shall be made on the following basis:

(a)
in the absence of agreement between the Seller and the Buyer, the balance shall adjust the consideration for the relevant Sale Shares pro-rata to the consideration paid for the relevant Sale Shares (provided that neither the consideration for the UK Sale Shares nor the US Sale Shares is reduced to less than £1); and

(b)	the consideration for the UK Sale Shares or the US Sale Shares (as the case may be) shall be reduced to £1.
Schedule 6
Preparation of Completion Accounts
Part A

1
The Buyer shall, with the Buyer’s Accountants, prepare and, as soon as reasonably practicable but in any event no later than 20 Business Days after the Completion Date (or by such later date as the parties may agree), deliver to the Seller for review a draft of the Completion Accounts drawn-up in accordance with Part B of this Schedule 6 and including:

(a)	a statement of the Actual Net Debt Amount;

(b)	a statement of the Actual Working Capital Amount; and

(c)	a statement as to the amount to be paid by either the Buyer or the Seller pursuant to clause 4.

2	In preparing the Completion Accounts, the following principles shall be adhered to:

(a)	reference shall be made to the definitions of the relevant items to be included in the draft Completion Accounts as set out in this Agreement;

(b)
in applying such definitions and determining the items and amounts to be included in the draft Completion Accounts, the principles, standards and practices applied by the Seller in preparing the Divisional Packs shall be used for, and applied to, the Completion Accounts on a consistent basis and no changes, modifications or other variations shall be made to the methodology and process used by the Seller in preparing the Divisional Packs for the month of May;

(c)	the Specific Instructions specified in paragraph 2 of Part B of this Schedule 6 shall be applied to the draft Completion Accounts;

(d)	the results of the Stock Count shall be used for the purposes of determining stock in the Completion Accounts; and

(e)
unless otherwise taken into account in accordance with paragraphs 2(a), 2(b), 2(c) or 2 (d) above, the Completion Accounts shall be prepared without regard to any changes in US GAAP from those applied in the preparation of the Divisional Packs for the month of May.

3
The Seller shall, within 20 Business Days (the Review Period) of receipt of the draft Completion Accounts give written notice (a Disagreement Notice) to the Buyer if it does not agree with the draft Completion Accounts, specifying:

(a)	which item(s) in the draft Completion Accounts that it wishes to dispute;

(b)	the reasons behind such disagreement; and

(c)	the adjustments that it believes need to be made to the draft Completion Accounts.

4
If the Seller gives a Disagreement Notice within the Review Period then the Buyer and the Seller shall, acting in good faith, try to settle the matters set out in the Disagreement Notice and agree, by negotiation, within the period of 20 Business Days after the date of service of the Disagreement Notice (the Resolution Period) the matter set out in the Disagreement Notice.

5	If either:

(a)	the Seller does not give a Disagreement Notice within the Review Period; or

(b)	a Disagreement Notice is given within the Review Period but the matter in dispute is settled pursuant to paragraph 4 above, then the draft Completion Accounts or (if paragraph 4 above applies) as so agreed, shall constitute the Completion Accounts and the amount of the Actual Net Debt Amount and the Actual Working Capital Amount for all purposes of this Agreement and shall, in the absence of fraud or manifest error, be final and binding on the parties and not be subject to question on any ground whatsoever and (if paragraph 5(a) above applies) the end of the Review Period or (if paragraph 5(b) above applies) the date on which such matter is settled shall for all purposes of this Agreement be the date of determination of the Completion Accounts and the amount of the Actual Net Debt Amount and the Actual Working Capital Amount.

6
If the Seller and the Buyer have not agreed the draft Completion Accounts within the Resolution Period then the matters set out in the Disagreement Notice and remaining in dispute (but no other matters) shall upon the expiry of the Resolution Period be referred to such firm of independent chartered accountants as the Seller and the Buyer may agree within 15 Business Days after the end of the Resolution Period or, failing such agreement within such time, as the President for the time being of the Institute of Chartered Accountants in England and Wales may nominate on the application of either the Seller or the Buyer (the Independent Accountants) for determination on the following basis:

(a)
the Independent Accountants shall be instructed to notify the Seller and the Buyer of their determination of any such matter as soon as is reasonably practicable and in any event by no later than 25 Business Days after the date on which the Independent Accountants are appointed;

(b)
the Seller and the Buyer (and the Buyer’s Accountants) shall be entitled to make written submissions to the Independent Accountants, but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

(c)	in making such submissions the Seller and the Buyer shall state their respective best estimates of monetary amounts of the matters referred for determination;

(d)
in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall, in the absence of manifest error, be final and binding in all respects on the parties and not be subject to question on any ground whatsoever; and

(e)
the fees and expenses (including legal or other professional expenses) of the Independent Accountants shall be borne as determined by the Independent Accountants (having regard, without limitation, to the merits of the parties submissions and to their conduct), failing which they shall be borne equally by the Seller and the Buyer.

7
The Seller and the Buyer shall enter into an appropriate form of appointment of the Independent Accountants as soon as reasonably practicable (and in any event within 10 Business Days) following the selection of the Independent Accountants in accordance with paragraph 6 and the Buyer and the Seller shall act reasonably in agreeing the terms and conditions of such appointment, including in respect of fees and any exclusions and limitations of liability. In the event of any failure to agree such terms and conditions within 10 Business Days of the date of the nomination (Nomination Date) of the Independent Accountant by the President of the Institute of Chartered Accountants in England and Wales, the Seller shall be entitled to appoint the Independent Accountants on behalf of both the Buyer and the Seller and to agree such terms and conditions with the Independent Accountant as it shall determine, provided that it can be reasonably demonstrated that such terms and conditions broadly reflect market standard provisions for such appointments and if the Buyer has not done so within 15 Business Days of the Nomination Date the Seller may do so on the same basis as aforesaid.

8
Following any determination by the Independent Accountants in accordance with paragraph 6, the Buyer shall procure that the Buyer’s Accountants incorporate into and reflect in the draft Completion Accounts, the matters determined by the Independent Accountants, together with any adjustments which may have been agreed between the Seller and the Buyer in accordance with paragraph 5 above.

9
The Completion Accounts, as adjusted pursuant to paragraph 8 above, and the amount of the Actual Net Debt Amount and the Actual Working Capital Amount specified therein, shall be the Completion Accounts and the amount of the Actual Net Debt Amount and the Actual Working Capital Amount for all purposes of this Agreement, and shall, in the absence of manifest error, be final and binding on the parties and not be subject to question on any ground whatsoever and the date on which such adjustment is made pursuant to paragraph 7 shall for all purposes of this Agreement be the date of determination of the Completion Accounts and the amount of the Actual Net Debt Amount and the Actual Working Capital Amount.

10	Until the Completion Accounts are agreed and the Actual Net Debt Amount and the Actual Working Capital Amount has been agreed and/or determined, the Seller and the Buyer shall:

(a)
give or procure that the other party hereto, its accountants and the Independent Accountants are given access at all reasonable times to all books and records which are in the possession or under the control of the Seller, the Target Group or the Buyer (as the case may be);

(b)
generally provide the other party hereto, its accountants and the Independent Accountants with such other information and assistance as they may reasonably require (including access to and assistance at all reasonable times from the Counting Service and personnel employed by the Seller, the Target Group or the Buyer, as the case may be) in relation to the review, agreement or determination of the Completion Accounts and the determination of the amount of the Actual Net Debt Amount and the Actual Working Capital Amount; and

(c)	supply the other with a copy of any information provided by them or their advisers to the Independent Accountant at the same time as it is provided to the Independent Accountant, but for the avoidance of doubt, neither the Buyer or the Seller shall be obliged to provide the Independent Accountant with auditors' working papers or any information or documents prepared by it or them or their advisers with a view to assessing the merits of any argument on any item in dispute.

11
The fees and expenses of any accountants (other than the Independent Accountants) used by the Buyer and the Seller in respect of the matters dealt with by this Schedule 6 shall be for the account of the Buyer and the Seller respectively.

12	The parties shall mutually agree in good faith the methodology to be used in connection with the Stock Count (such methodology shall be based on customary industry standards and practices).

13
The fees and expenses of any Counting Service in connection with the preparation of any Stock Count shall be borne 50% by the Buyer and 50% by the Seller (provided that the Seller shall only be liable to pay an amount not exceeding £25,000 plus any VAT or similar tax).

Part B

1	The Completion Accounts shall be drawn up in accordance with the Specific Instructions set out in paragraph 2 below and the Working Capital Statement shall be set out in the form contained in Part C.

2	The following are the Specific Instructions for the purposes of preparing the Completion Accounts:

(a)	the provisions of this Schedule shall be interpreted so as to avoid any double counting (whether positive or negative) of any item included in the Completion Accounts;

(b)
the Completion Accounts shall be prepared in £. For these purposes, all US dollar amounts shall be translated to pounds sterling at an exchange rate of 1.55:1 and all other currencies shall be translated to pounds sterling based on the methodology used in the Divisional Packs for non-US dollar currency translation;

(c)
reference to the Intra-Group Payable Debt may be made in the Completion Accounts but such Intra-Group Payable Debt and the Intra-Group Payable Debt Amount shall not be subject to any provision, deduction or other adjustment in the Completion Accounts (with such reference, if any, only being made for factual completeness as to the events which occurred as at the Completion Date);

(d)
reference to the Intra-Group Non-Trading Payables may be made in the Completion Accounts but such Intra-Group Non-Trading Payables and the Intra-Group Non-Trading Payable Amount shall not be subject to any provision, deduction or other adjustment in the Completion Accounts (with such reference, if any, only being made for factual completeness as to the events which occurred as at the Completion Date);

(e)	no amounts shall be included in respect of the Permitted Deductions;

(f)	no line items, provisions, deductions or other adjustments shall be included in the Completion Accounts in respect of Tax losses or deferred Tax assets of the Target’s Group; and

(g)
the amount included in the Completion Accounts for the Barclays Debt shall be the Barclays Debt Amount (and for the avoidance of doubt no line item, provisions, deductions or other adjustments (positive or negative) shall be made to the amount included in the Completion Accounts  for the Barclays Debt in respect of any amounts owed or outstanding or other liabilities under any letters of credit, bonds or guarantees).

Part C
Working Capital Statement

Schedule 7     Senior Employees

Schedule 8     Seller Group Guarantees

Schedule 9     Valuation Procedures for Tax Allocation

Schedule 10     Escrow Provisions

Schedule 11     Bonus Payments

Schedule 12     Excluded Documents

Schedule 13     Miscellaneous Provisions

SIGNED and DELIVERED as a DEED by        )
BEN SHERMAN UK ACQUISITION LIMITED    )
)
/s/ Malcolm MacAulay

Director
/s/ Jessica Greig

Witness

Jessica Greig

Witness Name
18 Hanover Square

London W1S 1HN

Witness Address

SIGNED and DELIVERED as a DEED by    )
OXFORD INDUSTRIES, INC    )
on its own behalf and as agent for the    )
Designated Seller    )
/s/ Thomas C. Chubb III

Chairman, CEO & President

/s/ Suraj A. Palakshappa

Witness
Suraj A. Palakshappa

Witness Name
999 Peachtree Street, N.E., Ste. 688

Atlanta, GA 30309

Witness Address